Exhibit 10.30

REF: C2007-034

FRACTIONATION SERVICES AND COMMERCIAL PRODUCTS

AGREEMENT	***TEXT OMITTED AND SUBMITTED SEPARATELY PURSUANT TO CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 230.406

BETWEEN AND AMONGST

HÉMA-QUÉBEC

AND

TALECRIS BIOTHERAPEUTICS LTD.

AND

TALECRIS BIOTHERAPEUTICS INC.

TABLE OF CONTENTS

1.	DEFINED TERMS AND INTERPRETATION	2

1.1	DEFINITIONS	2
1.2	SCHEDULES	4
1.3	LEAD	5

2.	PURCHASE AND SALE OF GOODS/SERVICES	5

2.1	GOODS AND SERVICES	5
2.2	DISTRIBUTION OF PRODUCTS IN CANADA	5

3.	DELIVERY OF COMMERCIAL PRODUCTS	6

3.1	FORECASTING	6
3.2	PRIOR FORECASTS TO BE HONOURED	6
3.3	ORDER FOR COMMERCIAL PRODUCTS	6
3.4	ANNUAL VOLUME AND PRICES ADJUSTMENTS	6
3.5	DELIVERY	7
3.6	LATE DELIVERIES	7
3.7	VIAL SIZE AND PRODUCT INVENTORY	8
3.8	COMMERCIAL PRODUCT RECALLED, WITHDRAWN OR NOT VALIDLY DISTRIBUTED	8
3.9	PROCEDURES AND REMEDIES IN THE EVENT OF ALTERNATE SOURCING	8
3.10	MINIMUM SUPPLY GUARANTEE TO FURTHER PROTECT CANADIANS	9

4.	PRODUCT SPECIFICATIONS	10

4.1	PRODUCT SPECIFICATIONS	10
4.2	SUPPLIER DETERMINES PRODUCTS ARE UNSUITABLE	10
4.3	HQ DETERMINES PRODUCTS ARE UNSUITABLE	10
4.4	SIGNIFICANT REDUCTION IN CONSUMER PREFERENCE	11

5.	B19 TESTING	12

6.	ISBT 128 COMPLIANCE	12

7.	FRACTIONATION SERVICES	12

7.1	FORECASTING	12
7.2	ORDER FOR FRACTIONATION PRODUCTS	12
7.3	FORECASTING CONTINUED TO TERMINATION DATE	13
7.4	SURVIVAL OF ORDERS AFTER TERMINATION	13

8.	PLASMA COLLECTION AND PROCESSING	13

8.1	PLASMA COLLECTION	13
8.2	RESPONSIBILITY FOR PLASMA IN HQ’s POSSESSION	13
8.3	NOTICE OF PLASMA PICKUP BY SUPPLIER	13
8.4	PICKUP, TRANSPORTATION AND STORAGE OF PLASMA BY SUPPLIER	13
8.5	PLASMA SEGREGATION	14
8.6	SUPPLIER RESPONSIBLE FOR EXPORTATION OF PLASMA	14
8.7	SHIPPING DOCUMENTS AND EXPORTATION OF PLASMA	14
8.8	RESPONSIBILITY FOR PLASMA IN SUPPLIER’S POSSESSION	14
8.9	SUPPLIER TO INSPECT PLASMA	15
8.10	HQ DETERMINES PLASMA DELIVERED TO SUPPLIER IS UNSUITABLE	15
8.11	RIGHT OF SUPPLIER TO REJECT HQ PLASMA	15
8.12	PLASMA RENDERED UNUSABLE BY SUPPLIER	15
8.13	REGULAR MEETINGS	16
8.14	KEY PERFORMANCE INDICATORS	16
8.15	CHANGE TO HQ STANDARD OPERATING PROCEDURES	17

9.	DELIVERY OF FRACTIONATION PRODUCTS AND RECORDS	17

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9.1	DELIVERY SCHEDULE AND REPORT ON STATUS OF FRACTIONATION PRODUCT DELIVERY	17
9.2	WORK IN PROCESS	17
9.3	NOTICE OF DELAY IN DELIVERY OF FRACTIONATION PRODUCTS	17
9.4	DELAY IN DELIVERY OF FRACTIONATION PRODUCTS DUE TO HQ	18
9.5	RECORDS	18

10.	DELIVERY OF PRODUCT	18

10.1	PRODUCT SHELF LIFE	18
10.2	DELIVERY OF PRODUCTS	19
10.3	RESPONSIBILITY FOR PRODUCTS	19
10.4	DUTY OF INSPECTION	20

11.	PRICES, PAYMENTS TERMS AND INVOICES	20

11.1	PRICE	20
11.2	PRICE ADJUSTMENTS	20
11.3	PAYMENT TERMS	21
11.4	INVOICES	22
11.5	PRICING NOT AFFECTED BY REMEDIES	22

12.	REGULATORY AND QUALITY ASSURANCE MATTERS	22

12.1	REGULATORY CONDITION OF SUPPLY	22
12.2	IMPROVEMENTS	22
12.3	SPECIAL ACCESS PROGRAMME	23
12.4	COMMUNICATIONS	23
12.5	SUPPLIER INFORMATION	24
12.6	COMPLIANCE AUDIT	24

13.	PRODUCT WITHDRAWALS/RECALLS	24

13.1	RECALL / WITHDRAWAL	24
13.2	PATIENT NOTIFICATION SYSTEM	25
13.3	ADVERSE EVENT REPORTING	25
13.4	REPLACEMENT PRODUCTS AND REPLACEMENT FRACTIONATION PRODUCTS	26

14.	REPRESENTATIONS, WARRANTIES AND INSPECTION	26

14.1	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	26
14.2	REPRESENTATIONS AND WARRANTIES ON THE PRODUCTS	27
14.3	TITLE AND WARRANTY ON THE PRODUCTS	27
14.4	GUARANTEED YIELD	27
14.5	CURRENT INFORMATION	28
14.6	NO WAIVER	28
14.7	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	28

15.	PATENT PROTECTION	28

15.1	NO INFRINGEMENT	28
15.2	INFRINGEMENT BY A PRODUCT OR PROCESS	28

16.	INSURANCE AND INDEMNIFICATION	29

16.1	SUPPLIER’S INSURANCE	29
16.2	HQ INSURANCE	29
16.3	INDEMNITY	30
16.4	APPROVAL OF COUNSEL	31

17.	CHANGE	31

17.1	TECHNOLOGICAL CHANGE	31
17.2	DISPUTE RESOLUTION	32

18.	TERMINATION	33

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18.1	TERMINATION OF AGREEMENT	33
18.2	SUPPLIER EVENT OF DEFAULT	33
18.3	HQ EVENT OF DEFAULT	34

19.	DISPUTE RESOLUTION	34

19.1	ARBITRATION	34

20.	OPTION TO RENEW	35

20.1	RENEWAL	35

21.	CUSTOMER SERVICE	36

22.	VALUE ADDED	36

23.	GENERAL	36

23.1	EXTENDED MEANINGS	36
23.2	TIME	36
23.3	ENTIRE AGREEMENT	36
23.4	NOTICES	36
23.5	ASSIGNMENT	38
23.6	INDEPENDENT CONTRACTORS	38
23.7	SEVERABILITY	38
23.8	COMMUNICATION	38
23.9	GOVERNING LAW	38
23.10	CURRENCY	39
23.11	SUCCESSORS AND ASSIGNS	39
23.12	NO WAIVER	39
23.13	JOINT AND SEVERAL LIABILITY	39
23.14	REMEDIES CUMULATIVE	39
23.15	COUNTERPARTS	39
23.16	AMENDMENT	39
23.17	CONFIDENTIAL INFORMATION	39
23.18	PRICING INFORMATION TO CUSTOMERS	40
23.19	PUBLIC ANNOUNCEMENTS	40
23.20	FORCE MAJEURE	40

SCHEDULE “A” – COMMERCIAL PRODUCTS	42

SCHEDULE “B” – CURRENT PLASMA PRODUCTION SITES AND PLASMA PICK-UP SCHEDULE	43

SCHEDULE “C” – PRODUCT SPECIFICATIONS	44

SCHEDULE “D” – FRACTIONATION PRODUCTS AND PRICE FOR FRACTIONATION PRODUCTS	45

SCHEDULE “E” – INVENTORY LEVELS	46

SCHEDULE “F” – VIAL SIZES SUBSTITUTION / WASTAGE	47

SCHEDULE “G”– CUSTOMER SERVICE	48

SCHEDULE “H” – VALUE ADDED	49

SCHEDULE “I” – B19 TESTING SERVICES	51

SCHEDULE “J” – KEY PERFORMANCE INDICATORS PROGRAM	56

iii

REF: C2007-034

FRACTIONATION SERVICES AND COMMERCIAL PRODUCTS AGREEMENT

THIS AGREEMENT effective as of and from April 1, 2008 (hereinafter referred to as “Effective Date”) is made

BETWEEN
AND AMONGST:

HÉMA-QUÉBEC
4045 Côte-Vertu Blvd.
Saint-Laurent (Québec) H4R 2W7
CANADA

(hereinafter referred to as “HQ”)

AND:

TALECRIS BIOTHERAPEUTICS LTD.
5800 Explorer Drive, Suite 300
Mississauga (Ontario) L4W 5K9
CANADA

(hereinafter referred to as “TALECRIS CANADA”)

AND:

TALECRIS BIOTHERAPEUTICS INC.
P.O. Box 11526
79 TW Alexander Drive
Research Triangle Park (North Carolina) 27709
USA

(hereinafter referred to as “TALECRIS US”)

(TALECRIS US and TALECRIS CANADA are hereinafter collectively referred to as the “Supplier”)

WHEREAS:

1)    HQ and CBS solicited proposals from various interested parties to provide contract fractionation services and various plasma derived products as more particularly set out in requests for proposal “RFP #177-2006” issued January 12, 2007 and “RFP #181-2007” issued April 16, 2007;

2)    Supplier submitted proposals to both HQ and CBS to supply contract fractionation services and commercial products as more fully set out in the proposals dated February 5, 2007 and May 14, 2007 ;

3)    Supplier submitted a separate offer in response to HQ request for proposal entitled “AO 2006-027” for the provision of rabies immune globulin product as more fully set out in its proposal dated December 7, 2006; and

4)    Supplier wishes to sell to HQ and HQ wishes to purchase from Supplier contract fractionation services (hereinafter Fractionation Services) and various plasma derived commercial products (hereinafter Commercial Products), subject to the terms and conditions hereinafter contained; and

5)    The Parties wishe to incorporate into the Agreement the provision for testing parvovirus B19 Samples by the Supplier.

NOW THEREFORE in consideration of the premises, covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             DEFINED TERMS AND INTERPRETATION

1.1          Definitions

Where used in this Agreement or any amendments or supplements to it, the following terms shall have the following meanings respectively:

(a)           “Agreement”, “this Agreement” and similar expressions refer to this Agreement including the Schedules referred to in Section 1.2 and not to any particular Article, Section or other portion of this Agreement and include every amendment or instrument supplementary to or in implementation of this Agreement;

(b)           “Binding Forecast” shall have the meaning given to it in Section 3.3;

(c)           “Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Quebec;

(d)           “Canadian Food and Drugs Act” means the statute of Canada cited as R.S.C. 1985, c. F-27 and regulations thereto, as amended from time to time;

(e)           “CBS” means Canadian Blood Services;

(f)            “Commercial Products” means all products from Supplier listed in Schedule “A” and all additions, substitutions and deletions to the Schedule from time to time occurring during the Term of this Agreement and a Commercial Product means any one of them;

(g)           “Consumers” means individuals to be infused with Commercial Products or Fractionation Products or the legal guardians/trustees of these individuals;

(h)           “CPI” means the annual average index obtained by averaging the “All items” indices for the twelve (12) months of the calendar year, as published by Statistics Canada at the end of the previous calendar year;

(i)            “Effective Date” means April 1, 2008;

(j)            “FDA” means the Food and Drug Administration of the United States of America, or any successor thereto;

(k)           “Forecast Day” means the fifth (5th) business day of each month;

(l)            “Fractionation Products” means the Plasma Intermediates and products resulting from the process whereby Supplier fractionates Plasma;

(m)          “Fractionation Services” means the fractionation of Plasma into Fractionation Products;

(n)           “Health Canada” means Her Majesty the Queen in right of Canada as represented by the federal Minister of Health and is the Regulator of Products in Canada;

(o)           “HQ Process” shall have the meaning given to it in Section 11.2(d)(i);

(p)           “Improvement” means a change to any Product or Fractionation Services which enhances the safety, efficacy, identity, potency or purity of the Product;

(q)           “Inventory System” means the supply management system used by HQ for inventory management of Products;

(r)            “Licensed Product” means a product licensed by Health Canada for sale or distribution in Canada;

(s)           “Plasma” means Recovered Plasma and Source Plasma collected in Canada;

(t)            “Plasma and Fractionation Products Rolling Forecast” shall have the meaning given to it in Section 7.1;

(u)           “Plasma Intermediates” means any by-products produced during the fractionation of the Plasma by Supplier and returned to HQ as directed by HQ from time to time;

(v)           “Products” means collectively Fractionation Products, Commercial Products and Replacement Fractionation Products;

(w)          “Product Specifications” or “Specifications” includes the product monograph, all labelling, package inserts and packaging for the Products as approved by Health Canada and for Products as set out in Schedule “C” as amended from time to time;

(x)           “Production Sites” means those sites identified in Schedule “B”;

(y)           “Recall” means any action ordered by Supplier to remove a Product from further distribution or use, or correction, of a Product that violates legislation administered by Health Canada, the FDA, or any other regulatory body with authority;

(z)           “Recovered Plasma” means the liquid portion of whole human blood that remains after separation of the cellular elements from whole blood;

(aa)         “Replacement Fractionation Products” means products required by HQ pursuant to Sections 8.12, 9.3 and 9.4 and a Replacement Fractionation Product means any one of them;

(bb)        “Replacement Product” means products required by HQ pursuant to any of Sections 3.6, 3.8, 3.9, 13.4 and 17.1;

(cc)         “Rolling Forecast” means a twenty-four (24) month rolling forecast of HQ’s total monthly volume requirement for Commercial Products;

(dd)        “Services” means all of the services expressly set out herein to be provided by Supplier, including the fractionation of Plasma into Fractionation Products;

(ee)         “Shortage” means that the total inventory of any Product, determined by combining the sum of issuable and not subject to a quarantine, Recall or Withdrawal, of Fractionation Products and/or Commercial Products in the Inventory System and in the Supplier inventory dedicated to HQ has fallen below the level indicated in Schedule “E”;

(ff)          “Source Plasma” means Plasma collected by apheresis;

(gg)        “Special Access Programme” and “SAP” means Health Canada’s program to authorize distribution of unlicensed product in Canada;

(hh)        “Target Levels” means the target inventory for Fractionation Products and Commercial Products (in weeks) as set out in Schedule “E” and any changes thereto as agreed in writing by the Parties;

(ii)           “Term” means:

For all the Fractionation Products and Commercial Products except HyperRABMC S/D:

That period of time commencing on the Effective Date and ending at the earlier of:

(i)        March 31, 2013 or

(ii)       termination of this Agreement as provided for herein.

For HyperRABMC S/D:

That period of time commencing on June 1, 2007 and ending at the earlier of:

(i)  March 31, 2011; or

(ii) Termination of this Agreement as provided for herein.

Term also includes any extension or renewal of this Agreement as evidenced in writing and signed by the Parties;

(jj)           “US”, “USA” and “United States” refers to United States of America;

(kk)         “Warehouse” means HQ’s primary warehouse at 4300 rue Garand, Saint-Laurent, (Québec), Canada, H4R 2A3, or such other warehouse as may be designated in writing by HQ to Supplier and consented to by Supplier, which consent will not unreasonably be withheld; and,

(ll)           “Withdrawal” means any action ordered by Supplier or by HQ, in accordance with the terms of this Agreement, to remove a Product from further distribution or use, or correction, of a marketed product that does not violate legislation administered by Health Canada.

1.2          Schedules

The following are the schedules which are referred to in this Agreement and which form part of this Agreement:

Schedule “A” – Commercial Products, First Year Purchase Volumes and Annual Purchase Volumes and Prices;

Schedule “B”	–	Plasma Production Sites and Plasma Pick-up Schedule;
Schedule “C”	–	Commercial Product Specifications;
Schedule “D”	–	Fractionation Products and Price Adjustments for Fractionation Products - Volume of Plasma Delivered;
Schedule “E”	–	Inventory Levels;
Schedule “F”	–	Vial Size Substitution / Wastage;
Schedule “G”	–	Customer Service;
Schedule “H”	–	Value Added;
Schedule “I”	–	B19 Testing Services;
Schedule “J”	–	Key performance indicators program

1.3          Lead

The Parties acknowledge that Supplier has entered into an agreement similar in form and substance with CBS, for the supply and distribution of Products. Supplier acknowledges that HQ and CBS pool Plasma for fractionation and are together responsible for the supply of Fractionation Products to Canadians. Supplier shall take directions only from CBS with respect to the following:

(i)            decisions relating to the acceptability of Plasma for pooling as between HQ and CBS;

(ii)           decisions relating to changes in pooling, including but not limited to, the method of pooling, testing of the pools, and tracking of the pools;

(iii)          decisions as to Fractionation Product to be produced from the pool, including but not limited to, vial size, and labelling; and

(iv)          disposition of Plasma Intermediates.

Supplier shall not take directions from HQ with respect to the Plasma, or the pooling of the Plasma concerning the matters above without the express written consent of CBS.

2.             PURCHASE AND SALE OF GOODS/SERVICES

2.1          Goods and Services

HQ shall purchase or obtain from Supplier on a non-exclusive basis and Supplier shall sell or provide to HQ, on the terms and conditions in this Agreement, the Products and Services, in the quantities and for the prices set forth in Schedule “A” and Schedule “D” beginning on April 1, 2008 and on the Effective Date for HyperRABMC S/D. In connection with the Fractionation Services, Supplier will, unless otherwise permitted by the provisions of this Agreement, use Plasma provided to it by HQ.

2.2          Distribution of Products in Canada

(a)           HQ hereby acknowledges and covenants that the Products are and shall be for distribution by HQ in Canada except that nothing herein shall prevent HQ from donating such Products to organizations outside Canada for charitable purposes, with the written permission of Supplier which permission will not unreasonably be withheld.

(b)           HQ further agrees to notify Supplier in writing as soon as reasonably possible if it suspects that any of the Products are being obtained from HQ for use, distribution or sale outside Canada, other than as set forth in Subsection 2.2(a) above.

3.             DELIVERY OF COMMERCIAL PRODUCTS

3.1          Forecasting

HQ shall provide Supplier with the Rolling Forecast by the Forecast Day each month.

3.2          Prior Forecasts to be Honoured

The Parties acknowledge that forecasts and commitments have been made prior to the Effective Date which are applicable for the first six (6) months of this Agreement.

3.3          Order for Commercial Products

(a)           Except for HyperRABMC S/D, HQ shall provide to Supplier, for each Rolling Forecast provided by HQ, the Product volumes identified in the first [***] months will be considered a binding obligation of HQ to purchase and the Supplier to deliver the Products identified within the forecast period. The volume by vial size of such Product is then fixed for the first [***] months of each such forecast (the “Binding Forecast”). Should HQ fail to provide a Rolling Forecast in any month, the last Rolling Forecast provided will stand with the [***] month window for product volume and with the [***] month window for vial size configuration continuing for one (1) additional month.

(b)           For HyperRABMC S/D, the Product volumes provided in the first [***] months will be considered a binding obligation of HQ to purchase and the Supplier to deliver the Products identified within the forecast period. Should HQ fail to provide a Rolling Forecast in any month, the last Rolling Forecast provided will stand with the [***] month window for product volume continuing for one (1) additional month.

(c)           In each Binding Forecast, HQ shall indicate the quantities to be delivered to HQ by Supplier in each weekly delivery.

3.4          Annual Volume and Prices Adjustments

(a)           The volume of Commercial Products projected to be purchased by CBS and HQ and delivered by Supplier during the first year of the Agreement is set out in Schedule “A”, unless otherwise agreed to in writing by the Parties.

(b)           As of the second year of the Agreement and for each subsequent Agreement year, HQ shall provide to Supplier, the annual volume of Commercial Products that HQ will purchase in the following year by [***] of the preceding year.

(c)           For Gamunex®, Plasbumin® HyperHEPMC B S/D, HyperTETMC S/D and GamaSTANMC S/D, HQ agrees to purchase, and Supplier agrees to deliver, a volume for Commercial Product that is:

***CONFIDENTIAL TREATMENT REQUESTED

•        For the second year of the Agreement, between [***] and [***] of the previous year’s purchase volume, unless otherwise agreed to in writing by both parties.

•        For the subsequent years of the Agreement, between [***] and [***] of the previous year purchase volume, unless otherwise agreed to in writing by both parties.

(d)           For HyperRABMC, HQ agrees to purchase and Supplier agree to supply a minimum of [***] vials of 2mL HyperRABMC S/D per annum for the Agreement Term. In addition, Supplier agrees to guarantee the supply of an additional [***] vials of 2 mL HyperRABMC S/D in any or all years of the Agreement at the prevailing Agreement price if requested in writing by HQ at least six (6) months prior to the requested delivery date.

(e)           For each Commercial Product, the unit price invoiced to HQ by the Supplier during the Agreement year will be determined by the projected combined HQ and CBS purchase volume identified in Schedule “A” for the 1st year or, for the subsequent years, the volume communicated to the Supplier by [***] of the preceding Agreement year.

(f)            In the event that actual combined HQ and CBS purchases in any Agreement year move the unit price into a different price tier as identified in Schedule “A”, the unit price applicable to the actual volume purchased by HQ shall be adjusted to reflect the unit price tier applicable to the actual volume purchased by HQ and CBS as shown in Schedule “A”. Any such adjustments, shall be credited by the Supplier within thirty (30) days after the anniversary date of the Agreement, or reimbursed by the Supplier for the last Agreement Year.

(g)           Adjustments to annual purchase volumes may also result from HQ invoking its rights under Section 4.4 (Significant Reduction in Consumer Preference).

3.5          Delivery

Supplier shall deliver on a weekly basis or such other frequency as may be agreed upon from time to time the Commercial Products to HQ as set out in this Agreement and at the times and in the quantities set out in the Binding Forecast. In the event that HQ’s delivery requirements change during the Term other than as required by the Binding Forecast, HQ shall notify Supplier in writing of the revised requirements. Supplier shall use its reasonable best efforts to satisfy the revised requirements of HQ HQ and Supplier shall agree in writing to the amended delivery schedule.

3.6          Late Deliveries

(a)           In the event that the Supplier becomes aware that it does not expect to meet the delivery schedule in the Binding Forecast, the Supplier shall promptly (but not later than [***] after Supplier becomes aware of the delay) advise HQ of the reasons therefore, and of the date by which the Supplier will be able to confirm whether it will be able to meet the delivery schedule. As soon as the Supplier is able to advise whether it can meet the delivery schedule, the Supplier shall notify HQ in writing, which notice shall indicate the Supplier’s next anticipated delivery date and delivery quantity. In the event that the Supplier’s inability to meet one or more deliveries results in HQ inventory having less than [***] weeks supply of a Product or HQ is expected to have less than [***] weeks supply of a Product in HQ inventory at the time of Supplier’s next anticipated shipment, HQ shall notify the Supplier in writing and the Supplier shall have five (5) Business Days from receipt of such notice to make

***CONFIDENTIAL TREATMENT REQUESTED

arrangements reasonably satisfactory to HQ to ensure delivery of sufficient quantities of such Product, or of a substitute therapeutic for such Product acceptable to HQ (“Replacement Product”), are delivered to HQ to increase its inventory of such Product or of a substitute therapeutic to the Target Level. If Supplier has not made such satisfactory arrangements within the five (5) Business Days, HQ may purchase the above mentioned Replacement Product from an alternate source(s) to replace that Product which the Supplier has indicated that it is unable to supply and the remedies in Section 3.9 shall apply. The Supplier will make all reasonable efforts to assist HQ in identifying an alternate source from which HQ can obtain Replacement Products.

(b)           To the extent that the late delivery is the result of HQ requiring Products over and above the Binding Forecast, then the provisions set out in Section 3.9 shall not apply.

3.7          Vial Size and Product Inventory

When a specific vial size of a Commercial Product is not delivered as set out in the applicable Binding Forecast then the terms of Schedule “F” shall govern.

In addition to the quantities received by HQ and held in its own inventory, Supplier shall keep in inventory in Canada for the exclusive use of HQ the inventory level indicated in Schedule “E” available for immediate distribution to HQ and shall provide HQ on a weekly basis, a report reflecting such inventory level. The Supplier shall plan production so as to ensure continuous supply of the Product and comply with the minimum inventory requirement identified above.

For the purposes of subsections 3.6(a) and 3.7, one (1) week of inventory shall be 1/52nd of the volume set out in the annual volumes as described in subsections 3.3 and 3.4 hereof. The quantity will be adjusted on each Agreement anniversary date.

3.8          Commercial Product Recalled, Withdrawn or Not Validly Distributed

In the event of a:

(i)            Recall or Withdrawal of any Commercial Product that results in a Shortage, provided that the cause of such Shortage is not attributable to HQ; or,

(ii)           Determination by Health Canada or any other governmental authority that the Commercial Product may not be validly distributed or used in Canada and such determination results in a Shortage, provided that the cause of such Shortage is not attributable to HQ;

and HQ acquires Replacement Product specifically to replace inventory levels, such acquisition shall be governed by Section 3.9.

3.9          Procedures and Remedies in the Event of Alternate Sourcing

(a)           In the event of the occurrence of an event as described in Sections 3.6, 3.8 and 3.10, Supplier shall respond in writing to HQ within two (2) Business Days, or such longer time period if agreed to by HQ and Supplier, confirming whether it can provide Replacement Products and, if so, shall provide comprehensive specifications and proposed delivery schedule for such Replacement Products (the “Proposal”). If the Proposal is acceptable to HQ, HQ will so advise Supplier and the supply of the Replacement Product shall be governed by the terms of this Agreement.

(b)           If HQ, acting reasonably, rejects the Proposal or if no Proposal is offered within the stipulated or agreed time frame, HQ may proceed to locate Replacement Products from a third party selected by HQ. The quantity of Replacement Product purchased by HQ pursuant to this paragraph shall be obtained solely for the purpose of averting any Shortage. Supplier acknowledges that HQ has the right to purchase sufficient Replacement Product to re-establish its Target Level inventory. Supplier shall have the right to review the proposed purchase of Replacement Product by HQ and consent of Supplier to the purchase is required if reimbursement is to be sought by HQ. Supplier shall respond to HQ within one (1) Business Day of receipt of the notice of the proposed purchase of Replacement Product. If Supplier fails to respond in one (1) Business Day, then it shall be deemed to have consented. Consent of Supplier will not be unreasonably withheld.

(c)           A notice sent by facsimile pursuant to the Sections 3.6, 3.8, 3.9 shall be followed with a confirmatory discussion with a representative of the Supplier.

(d)           If Replacement Product is purchased by HQ from a third party with the consent of Supplier, or if it is subsequently determined that Supplier’s refusal to consent to the purchase was unreasonable, Supplier shall compensate HQ for the amount, if any, that the price HQ would have had to pay to Supplier for the Commercial Product had it been delivered pursuant to this Agreement is less than the price paid to purchase the Replacement Product. Such amounts shall be due and payable, in cash or in credit at the option of Supplier within fifteen (15) days of delivery by HQ of an invoice for such amounts. Compensation by Supplier of HQ pursuant to this paragraph shall be the limit of Supplier’s liability hereunder.

(e)           In the event the price of a Replacement Product for HyperHEP BMC S/D purchased from an alternate supplier is higher than the Agreement price, Supplier will compensate HQ the difference in price up to a maximum of [***] of the projected sales per Agreement year for HyperHEP BMC S/D, as outlined in Schedule A.

(f)            For HyperRabMC S/D, Supplier will make commercially reasonable efforts to guarantee the supply of 2 mL vial size HyperRABMC S/D in the appropropriate quantity however, if HyperRABMC S/D cannot be supplied, Supplier will work with HQ to identify an acceptable alternate supplier. In the event the price of a Replacement Product for HyperRABMC S/D purchased from an alternate supplier is higher than the Agreement price, Supplier will pay a purchase cost differential not to exceed [***] for the entire Term for HyperRABMC S/D. The [***] limit will not apply in the event Supplier fails to supply the agreed upon quantities as a result of willful misconduct.

(g)           Nothing in this Section 3.9 shall limit the right of HQ to terminate this Agreement pursuant to Section 18 should the occurrence of an event as described in Section 3.8 constitute a material breach of this Agreement.

3.10        Minimum Supply Guarantee to Further Protect Canadians

Supplier will supply to HQ and CBS as follows:

(i)            In the event that Supplier is able to produce [***] or more of Supplier’s planned global output, HQ and CBS will receive its full Commercial Product delivery; or

***CONFIDENTIAL TREATMENT REQUESTED

(ii)           In the event that Supplier produces between [***] and [***] of Supplier’s planned global output, HQ and CBS will be protected from the full impact of a shortage by receiving [***] more of Supplier’s Commercial Product allocation from Supplier than HQ and CBS would be proportionally entitled; or

(iii)          In the event that Supplier produces between [***] and [***] of Supplier’s planned global output, HQ and CBS will be protected from the full impact of a shortage by receiving [***] more of Supplier’s Commercial Product allocation from Supplier than HQ and CBS would be proportionally entitled; or

(iv)          In the event that Supplier produces between [***] and [***] of Supplier’s planned global output, HQ and CBS will be protected from the full impact of a shortage by receiving [***] more of Supplier’s Commercial Product allocation from Supplier than HQ and CBS would be proportionally entitled.

(v)           In the event that Supplier produces less than [***] of Supplier’s planned global output, HQ and CBS will be protected from the full impact of a shortage by receiving [***] more of Supplier’s Commercial Product allocation from Supplier than HQ and CBS would be proportionally entitled.

This is in addition to all other rights pursuant to this Agreement when Supplier is unable to supply Commercial Product.

4.             PRODUCT SPECIFICATIONS

4.1          Product Specifications

Supplier shall provide to HQ Products in accordance with the Specifications, as set out in Schedule C, as amended from time to time by Supplier.

4.2          Supplier Determines Products are Unsuitable

If, after any Products have been delivered to HQ, Supplier determines in its reasonable discretion that any Products are unsuitable or defective in any manner, and that such unsuitability or defect creates a reasonable likelihood of adverse risk to the safety or quality of any Products, Supplier shall give immediate notice by telephone and facsimile transmission to HQ of any such deficiency. In the event that Supplier, acting reasonably, notifies HQ that Supplier is Recalling or Withdrawing any Products, or is taking any other action to remedy any deficiencies in the Products, and requests that HQ co-operate in any such Recall or Withdrawal, or take action to remedy any deficiency in the Products (which request shall not be made unreasonably), HQ shall reasonably co-operate in any such Recall or Withdrawal, or shall take such action as is reasonably required by Supplier to remedy any deficiency in the Products. The costs of such Withdrawal, Recall or other action, including the cost of repairing or replacing any Products, shall be paid by Supplier.

4.3          HQ Determines Products are Unsuitable

(a)           If HQ determines, in its reasonable discretion, that any Product is unsuitable or defective in any manner and that such unsuitability or defect creates a reasonable likelihood of adverse risk to the safety or quality of the Product, HQ shall immediately notify Supplier, by telephone and facsimile transmission, of such deficiency. In the event that HQ, acting

***CONFIDENTIAL TREATMENT REQUESTED

reasonably, notifies Supplier, that it is proceeding with the Withdrawal or quarantine of any Product, or is taking any other action to remedy any deficiencies in the Product, Supplier shall reasonably co-operate in any such action as is required by HQ to remedy any deficiency. The costs of such action, including the cost of repairing or replacing any Products, shall be paid by HQ if it is the party to whom causation is attributable or by Supplier is the party to whom causation is attributable. For greater certainty, HQ is not required to notify Supplier of any defect or possible defect caused by HQ while the Product is in HQ’s care and control and where there is no impact on Supplier under this Agreement, unless otherwise required by any regulatory authority.

(b)           In the event that HQ has caused the Withdrawal or quarantine of a Product pursuant to Subsection 4.3(a), and it is subsequently determined that the Product did or does not create a reasonable likelihood of adverse risk to the safety or quality of the Product, as determined by Health Canada, HQ will be required to:

(i)           return the Product to the market or remove the quarantine as applicable; and

(ii)          compensate Supplier for the direct costs to Supplier of such Withdrawal or quarantine.

4.4          Significant Reduction in Consumer Preference

(a)           A significant reduction in Consumer preference for a Commercial Product occurs when issues by HQ to its Customers for a Commercial Product drop for two (2) consecutive months with a fifteen percent (15%) monthly decline below the previous six (6) month rolling average, together with evidence that the total market for the type of product in question has not decreased. HQ shall be required to notify Supplier as soon as possible in writing in the event that HQ intends to implement this Consumer preference clause. Such notification shall contain evidence of two (2) consecutive months with a fifteen percent (15%) monthly decline in Commercial Products orders and evidence that the total market for that type of product has not declined in a similar manner. HQ will informally communicate to Supplier as soon as it suspects that this Consumer preference clause may need to be invoked to allow Supplier to implement a plan to restore Consumer preference as soon as possible. For greater certainty, if the decline in demand is due to a shift by Consumers to another manufacturer’s product that is functionally equivalent to, but significantly technologically and/or scientifically superior to the Commercial Product, then HQ shall exercise the recourse set out in Section 17.1.

(b)           Following written notice that HQ intends to invoke Subsection 4.4(a), Supplier will be granted:

(i)            two (2) months to restore at least twenty-five percent (25%) of the total drop in orders;

(ii)           if at the end of this two (2) month period, Supplier has restored twenty-five percent (25%) of the orders, Supplier shall be granted a further two (2) months to restore orders to the level that existed prior to the two (2) consecutive months with the fifteen percent (15%) monthly decline.

(c)           In the event that Supplier fails to restore orders as set out in Paragraphs (i) and (ii) above, then the annual volume of the specific Commercial Product forecast by HQ shall be adjusted to reflect the loss of demand for the specific Commercial Product and the pricing shall be adjusted according to Schedule “A”.

(d)           In the event that Supplier does restore orders for the Commercial Product as provided for in this Section, the amount by which the volume declined during the initial two (2) months decline and the time set out in Subsections 4.4(b)(i) and 4.4(b)(ii), if applicable, will be deducted without penalty from the annual volume of Commercial Products forecast by HQ without any increase in price.

5.           B19 TESTING

The Supplier shall provide testing services for parvovirus B19. Specific guidelines applicable to this testing are contained in Schedule “I”.

6.           ISBT 128 COMPLIANCE

The Supplier convenants to develop systems and procedures to receive and process Plasma and B19 tubes which have been labeled with ISBT 128 barcodes. The implementation of the systems and procedures shall be done no later than July 1, 2009.

The prices charged for the Products and Services are deemed to include the implementation by the Supplier of the ISBT 128 standards.

7.           FRACTIONATION SERVICES

7.1          Forecasting

By August 1 of each Agreement year, HQ shall provide Supplier with a twenty-four (24) month rolling forecast of the projected monthly supply of Plasma available to the Supplier for fractionation (“Plasma Volume Forecast”). The Plasma Volume Forecast shall be updated by HQ and provided to the Supplier on a quarterly basis. In the event the Plasma Volume Forecast is not updated and provided to Supplier for any quarter, the preceding Plasma Volume Forecast shall stand. Notwithstanding the foregoing, HQ and CBS shall collectively deliver to Supplier not less than [***] litres of Plasma per year for fractionation.

Each month, by the Forecast Day, HQ shall provide to Supplier with a twenty-four (24) month rolling forecast of HQ’s monthly delivery requirements for Fractionation Products (“Fractionation Products Rolling Forecast”).

7.2          Order for Fractionation Products

The forecast for each [***] month period immediately following each Forecast Day in the Plasma and Fractionation Products Rolling Forecast shall be deemed to be a commitment by HQ to purchase from Supplier and for Supplier to deliver, the Fractionation Products shown in the [***] month forecast and may not be amended except by the mutual written agreement of HQ and Supplier. This [***] month portion of the Plasma and Fractionation Products Rolling Forecast shall include specific ordering instructions for vial sizes as well as quantities of Fractionation Products.

***CONFIDENTIAL TREATMENT REQUESTED

7.3                               Forecasting Continued to Termination Date

The Parties hereto agree that HQ will continue to submit a Fractionation Products Rolling Forecast to Supplier on a monthly basis until this Agreement is terminated unless Supplier and HQ agree in writing to phase out or amend the requirement for a monthly Fractionation Products Rolling Forecast as this Agreement approaches the end of the Term.

7.4                               Survival of Orders after Termination

Any Plasma picked up by Supplier from HQ for fractionation by Supplier into Fractionation Products prior to the termination or expiration of this Agreement shall be fractionated by Supplier into Fractionated Products and for resale to HQ pursuant to this Agreement, and the rights and obligations of the Parties hereto shall survive termination of the Agreement.

8.                                      PLASMA COLLECTION AND PROCESSING

8.1                               Plasma Collection

HQ agrees that all Plasma it collects in Canada for pickup by Supplier for fractionation by Supplier shall be collected, stored and transported in accordance with the Canadian Food and Drugs Act and the Drugs Directorate Guidelines on Blood Collection and Blood Component Manufacturing, 1992, established plasma specifications, and any amendments thereto, and in accordance with current import/export regulations.

8.2                               Responsibility for Plasma in HQ’s Possession

HQ shall be responsible for and shall bear all risk of loss or damage to the Plasma collected while it is in its care, custody and control until picked up by Supplier or its agents, including but not limited to any loss or damage resulting from the improper storage, handling, packing, crating, and/or blocking, transportation of the Plasma at the Production Sites, except as otherwise provided in this Agreement.

8.3                               Notice of Plasma Pickup by Supplier

As of the Effective Date, Supplier shall follow the schedule of collection of Plasma set out in Schedule “B”. Notwithstanding the foregoing, Supplier shall provide HQ with reasonable advance notice of:

(i)                                   the time of pick up of any Plasma from the Production Sites (during normal business hours), such advance notice being not less than forty-eight (48) hours; and

(ii)                                an annual schedule for each calendar year for the pick-up of Plasma from the Production Sites for transport to Supplier’s fractionation facility will be agreed upon by Supplier and HQ, taking into account the quantity of Plasma to be collected, storage capabilities and procurement plans. Such schedule is to serve as a guideline and may be amended upon reasonable notice to Supplier.

8.4                               Pickup, Transportation and Storage of Plasma by Supplier

Supplier agrees to provide HQ with appropriate shipping containers, at no cost to HQ, to be utilized for the storage and transportation of the frozen Plasma. Supplier shall be required at its own expense to pick up the Plasma from the Production Sites and arrange for storage if required. Supplier reserves the right to select, in reasonable consultation with HQ, an alternate carrier or storage facility at any time.

8.5                               Plasma Segregation

HQ further acknowledges and agrees that should any Plasma be held by HQ for transport to a fractionator other than Supplier, HQ must ensure:

(i)                                  that the Plasma destined for a third party never be handled by Supplier;

(ii)                               that boxes, bags or other containers of Supplier are never used to store or transport Plasma destined for a third party fractionator; and

(iii)                            that any Plasma to be sent to a third party fractionator be stored separately from Plasma to be picked up by Supplier and be clearly marked as destined for such third party fractionator.

8.6                               Supplier Responsible for Exportation of Plasma

Supplier is responsible for all costs incurred for the exportation of Plasma outside of Canada and re-importation of Products to Canada including transportation, duty, excise, brokerage fees and customs in addition to ensuring documentation is prepared and available as required for exportation.

8.7                               Shipping Documents and Exportation of Plasma

Prior to each Plasma shipment from the storage facility, Supplier will receive from HQ;

(i)                                     consolidated Plasma shipment summary document;

(ii)                                  statement of value for customs purposes; and

(iii)                               copies of Production Sites Plasma shipment summaries.

Donation detail lists (plasma unit sheets listing testing and acceptance) shall be shipped directly to the fractionation facility concurrent with the consolidated Plasma shipment.

8.8                               Responsibility for Plasma in Supplier’s Possession

Supplier shall be responsible for and shall bear all risk of loss or damage to the Plasma while it is in the care, custody and control of Supplier or that of its shipper or its agents. This responsibility includes, but is not limited to, any loss or damage resulting from the improper storage, handling, loading, blocking and/or transportation of the Plasma, except as otherwise provided for herein, together with responsibility for the manufacture of all Plasma Intermediates and Fractionation Products required hereunder. Supplier shall take all reasonable steps within their respective responsibilities to ensure that Plasma and Fractionation Products are appropriately segregated and not intermingled with other raw materials or Fractionation Products when in its care and control.

8.9                               Supplier to Inspect Plasma

Immediately prior to the pooling of Plasma at Supplier’s fractionation facility, Supplier shall inspect the Plasma or otherwise ascertain that it conforms to the requirements of the appropriate regulatory authorities.

8.10                        HQ Determines Plasma Delivered to Supplier is Unsuitable

If, after any Plasma has been picked up by Supplier, HQ determines, acting reasonably, that any of the Plasma is unsuitable or poses a reasonable likelihood of adverse risk to the safety or quality of any of the Fractionation Products, HQ shall immediately notify Supplier by telephone and facsimile transmission and shall provide instructions for disposition of the Plasma. All rejected Plasma or Plasma Intermediates shall be held at the expense and risk of HQ until HQ directs Supplier on their disposition. However, if such circumstance is due to the negligence or wilful misconduct of Supplier, such costs shall be borne by Supplier.

8.11                        Right of Supplier to Reject HQ Plasma

(a)                                  Supplier shall have the right, at any time while the Plasma is in its possession, as applicable, including after the Plasma has been pooled and during the fractionation process, to reject any Plasma or Plasma Intermediates which:

(i)                                   are determined to be deficient by HQ, with notice of any such deficiency to be provided to Supplier pursuant to Section 8.10, or

(ii)                                do not meet the standards set out in Section 8.1, or

(iii)                             are otherwise damaged, possibly contaminated, improperly packaged, labelled, stored, or improperly documented, or

(iv)                            are, in the reasonable discretion of Supplier, unsuitable or pose a reasonable likelihood of adverse risk to the safety, quality, purity, potency or efficacy of any of Fractionation Products.

(b)                                 Supplier shall immediately notify HQ by telephone and facsimile transmission of any such rejection by Supplier. HQ shall co-operate with Supplier in any efforts to correct any deficiency attributable to any Plasma. Any retesting, reprocessing or additional processing and testing of Plasma, Plasma Intermediates or Fractionation Products shall be done by Supplier at the sole cost and expense of HQ with HQ’s consent, except in the case of rejected Plasma or Plasma Intermediates which are the responsibility of Supplier as provided for in Section 8.12. All rejected Plasma or Plasma Intermediates shall be held at the expense and risk of HQ until HQ directs Supplier on their disposition. However, if such circumstance is due to the negligence or wilful misconduct of Supplier, all such costs shall be paid by Supplier.

8.12                        Plasma Rendered Unusable by Supplier

(a)                                  If any Plasma is rendered unusable while it is in the care, custody and control of Supplier, it shall replace Fractionation Products that were to result from the fractionation of such Plasma with equivalent products manufactured by Supplier (“Replacement Fractionation Products”). These Replacement Fractionation Products are to be supplied to HQ at the same cost as HQ would have been required to pay for Fractionation Products had Supplier not rendered the Plasma unusable. The availability of Replacement Fractionation Products from Supplier for the purpose of this Section shall be determined at the sole discretion of Supplier acting reasonably. Supplier shall supply and deliver Replacement Fractionation Products on the date scheduled for the delivery of the Fractionation Products.

(b)                                 In the event that Supplier is unable to supply Replacement Fractionation Products as set out above HQ may begin the procedures set out in Subsections 3.9(b) and (d).

8.13                        Regular Meetings

The Parties will, with CBS, which organization also has an agreement with Supplier, meet at least every six (6) months during the Term, beginning in the first quarter after the Effective Date (Fractionation Meeting). The purpose of these meetings is to discuss matters related to this Agreement including, but not limited to, reconciliation of Plasma and Products, operational issues, new processes, procedures and products, inventory levels and regulatory issues. Supplier shall provide Canadian and global adverse drug reaction data for the Products at least every six (6) months at these meetings. Meetings may be cancelled if HQ, CBS and Supplier agree. HQ or Supplier may call a special meeting by giving written notice to the other party or parties and CBS. The location of the meetings is to be Ottawa, unless otherwise agreed. The Parties agree to have the necessary and appropriate representatives, as identified prior to the meeting, in attendance at the meetings. Supplier shall provide to HQ in writing, a complete reconciliation report of Plasma and Products two (2) weeks prior to each meeting, provided that the meeting is scheduled at least six (6) weeks following the end of the prior quarter.

HQ shall hold independently monthly meetings with the Supplier for the purpose of discussing, assessing and resolving issues related to or which may arise during the execution of the Agreement. Meeting agendas will be prepared ahead of the scheduled meeting date by HQ after consultation with the Supplier. Unless otherwise agreed by both parties, the venue for the meetings shall be in Montréal and the parties shall identify ahead of the scheduled meeting date, and will endeavour to have for such meetings the relevant staff for the issues on hand. Each party shall be responsible for its respective travel and living expenses, when applicable.

8.14                        Key performance indicators

The performance of the Supplier will be monitored by HQ based on four (4) indicators: delivery performance, product conformance, contract-partnership and customer service. The main objective of the program is to optimize the results to ensure maximum efficiency of the management of the Products. The objective of the program, as set out in Schedule “J” is for the Supplier to achieve an overall global performance of [***]. However, the Supplier is required to maintain a minimum performance rating of [***] for deliveries, and of [***] for Supplier Inventory Level. Failure to meet the minimum performance rating of [***] for deliveries, and [***] for Supplier Inventory Level shall constitute a material breach of the Supplier under the Agreement. Notwithstanding the foregoing, Supplier’s failure to achieve an overall performance of [***], shall not constitute a breach of this Agreement by the Supplier.

***CONFIDENTIAL TREATMENT REQUESTED

8.15                        Change to HQ Standard Operating Procedures

(a)                                 In the event that HQ materially alters any of its Standard Operating Procedures (“SOP”) affecting the collection of the Plasma to be used for Fractionation Services during the Term of this Agreement, unless otherwise agreed in writing, HQ must inform Supplier of the proposed change at least sixty (60) days in advance of implementing the change or, if such change is imposed by Health Canada within a shorter time frame, then HQ will notify Supplier as soon as reasonably possible. HQ will work with Supplier to evaluate the consequences of any such change on the Services.

(b)                                Within sixty (60) days of receipt of plan from HQ regarding implementing a change, Supplier shall submit to HQ a report detailing any increased or decreased costs associated with the change in SOP, including the cost of investigation such as additional validation work or pathogen safety research that may be required. it deems such costs reasonable and agrees to pay such costs.

9.                                      DELIVERY OF FRACTIONATION PRODUCTS AND RECORDS

9.1                               Delivery Schedule and Report on Status of Fractionation Product Delivery

Supplier shall deliver Fractionation Products in accordance with the Fractionation Products Rolling Forecast and Supplier shall be required to provide written updates to HQ by the 10th business day of each month, which shall include delivery status plans, split reconciliation report and a confirmation that the Fractionation Products to be delivered for the upcoming two (2) month period (“Projected Delivery”).

9.2                               Work in Process

(a)                                  The amount of Work in Process Inventory (as defined in Section 9.2 (b) below) as measured by the volume in litres of Plasma held and in process, shall not exceed the volume of Plasma picked up by Supplier from HQ and CBS in the previous eight (8) months unless the excess volume is caused directly or indirectly by HQ or CBS.  Supplier shall not be responsible for disruption in processing caused by insufficient Plasma available for pickup from HQ and CBS.

(b)                                 Work in Process Inventory includes all Plasma provided by HQ and CBS that has been picked up by Supplier for Fractionation Services. It also includes all Fractionation Products, not yet released for distribution by Health Canada, processed from Plasma provided by HQ and CBS in the possession of Supplier. Work in Process Inventory does not include Plasma collected by HQ and CBS held in Canada awaiting pick up by Supplier unless delay in processing is due to Supplier’s failure to pick up Plasma.

9.3                               Notice of Delay in Delivery of Fractionation Products

(a)                                  Except as provided for in Section 9.4, should it become apparent prior to a projected delivery date that a delivery of Fractionation Products cannot be made as scheduled in the four (4) month forecast, Supplier shall promptly (but not later than forty-eight (48) hours after Supplier becomes aware of the delay) notify HQ of such delay and provide HQ with an estimate, by telephone and facsimile transmission, of when Fractionation Product will be delivered. If the delay in delivery will result in, or is likely to result in, a Shortage of any Fractionation Product, Supplier shall be required, whenever possible, to provide Replacement Fractionation Products to HQ at the same price at which Supplier would have provided Fractionation Products pursuant to this Agreement. The availability of Replacement Fractionation Products from Supplier for the purpose of this Section shall be determined at the sole discretion of Supplier acting reasonably.

(b)                                 In the event that Supplier is unable to supply Replacement Fractionation Products as set out above, HQ may begin the procedures set out in Subsections 3.9 (b) and (d).

(c)                                  Supplier shall reimburse HQ for any reasonable out-of-pocket expenses incurred by HQ in connection with any delay described in Section 9.3 (a) above, including, without limitation, expenses relating to required communications with Consumers, hospitals and clinics.

9.4                               Delay in Delivery of Fractionation Products due to HQ

Any delay in the delivery of Fractionation Products resulting from the failure of HQ or CBS to make the Plasma available to Supplier in accordance with the Plasma and Fractionation Products Rolling Forecast shall be the responsibility of HQ and CBS, and Supplier shall have no liability or responsibility therefrom. Supplier will make reasonable effort to fractionate the delayed shipment in a timely manner. In the event of any such delay, Supplier agrees to substitute Replacement Fractionation Products for Fractionation Products if available, on the terms and conditions provided for in this Agreement. The availability of Replacement Fractionation Products from Supplier for the purpose of this Section shall be determined at the sole discretion of Supplier acting reasonably.

9.5                               Records

Supplier shall maintain accurate records from the time that Supplier, as applicable, takes possession of the Plasma, including but not limited to, as applicable, records of the Plasma, Plasma Intermediates and Fractionation Products during acceptance, processing and storage, as well as laboratory testing reports, assays, correspondence and other documents concerning lot processing, tracking plasma units throughout the fractionation process and releases. Such records shall be made available for examination by duly authorized representatives of HQ upon reasonable request.

10.                               DELIVERY OF PRODUCT

10.1                        Product Shelf Life

Supplier shall ensure that all Products shipped to HQ pursuant to this Agreement shall have a remaining minimum shelf life of twelve (12) months from the date of receipt by HQ. Where a Product or vial size is in short supply, and the available Product has less than the minimum remaining shelf life but no less than six (6) months remaining shelf life, Supplier shall be entitled to deliver to HQ the Product with Supplier’s agreement to take back any unused Product remaining in HQ’s inventory at the time of outdating. Where the only Product available has less than six (6) months remaining shelf life, Supplier and HQ must agree to the shortened shelf life in writing and Supplier agrees to take back any unused Product remaining in HQ’s inventory at the time of outdating, all at Supplier’s cost. All costs incurred for Products returned by HQ under this Section shall be either credited by the Supplier or if the contract has been terminated or has ended, a check shall be sent no later than thirty (30) days from the date of such claim submitted in writing by HQ.

10.2                        Delivery of Products

(a)                                  Supplier will provide to HQ documentation satisfactory to HQ to establish that the Products received by HQ were transported under conditions where their quality and safety were not compromised.

(b)                                 Supplier agrees to transport all Products using a carrier selected by Supplier, which shall be required to operate in compliance with Supplier’s established standard operating procedures.

(c)                                  When Products are available for shipment to HQ, a shipment notification shall be sent by Supplier, by facsimile or email to HQ at least 24 hours prior to shipment for each lot, outlining the projected delivery date and method, product code, lot number expiry date, quantity, and include a copy of Health Canada’s lot release, and the certificate of analysis which includes the date and place of manufacture of the Product and the quality control test results as well as their acceptable ranges.

(d)                                 Supplier agrees to coordinate all importation of the Products into Canada and to be responsible for all costs associated with the delivery of the Products into Canada and to the Warehouse, including transportation, storage, customs, excise, duty and brokerage fees.

(e)                                  The Products will be delivered by Supplier to the Warehouse. In the event that HQ changes the location of its Warehouse during the Term:

(i)                                     where there are additional costs associated with the change of location, HQ shall be responsible for such additional costs associated with the delivery of the Products to the new location; or

(ii)                                  where there is a decrease in cost associated with the change of location, HQ shall be entitled to a price reduction for such decrease in costs associated with the delivery of the Products to the new location.

Such costs shall include transportation, storage, customs, excise, duty and brokerage fees incurred by reason of such change of location. In emergencies or other extenuating circumstances Supplier will, at the request of HQ, deliver Products to destinations other than the Warehouse. Any additional costs resulting from such change in delivery shall be the responsibility of HQ; unless said emergency and/or extenuating circumstances arise directly or indirectly from the actions, whether negligent or not, omissions or misconduct of Supplier, Supplier’s carrier or its permitted assigns. In this event, Supplier shall be liable for all such costs.

10.3                        Responsibility for Products

Supplier shall be responsible for and bear all risk of loss or damage to the Products to be delivered by Supplier to the Warehouse while the Products are in Supplier’s care, custody and control. Such responsibility includes, but is not limited to, any loss or damage resulting from the improper storage, handling, packing, crating, loading, blocking and/or transportation of the Products to be delivered by Supplier. For the purpose of this Section, the time during which the Products are in transit from Supplier’s facility to the Warehouse, or other reasonable destination designated by HQ, shall be deemed to be a period during which the Products are in the care, custody and control of Supplier. For greater certainty, the Products shall be f.o.b. the Warehouse.

10.4                        Duty of Inspection

(a)                                  HQ shall inspect the pallets of Products within ten (10) days after delivery to ensure there is no obvious damage to external packaging;

(b)                                 HQ shall notify Supplier of damage as set out above and shall return any damaged Products to Supplier, at Supplier’s expense, and shall receive a full credit. For greater certainty, HQ has no duty to test the Products and this provision does not apply to latent defects or product deficiencies and shall not relieve Supplier of its liability or responsibility for such defects or deficiencies.

11.                               PRICES, PAYMENTS TERMS AND INVOICES

11.1                        Price

The prices for Commercial Products to be charged to HQ by Supplier, during the first twelve (12) months of the Term are in US dollars in accordance with Schedule “A”. The prices to be charged to HQ for the Services during the first twelve (12) months of the Term are in US Dollars and charged according to Fractionation Products produced in accordance with Schedule “D”.

11.2                        Price Adjustments

(a)                                  Annual

(i)                                    Prices for all Products may increase at the start of each Agreement year commencing April 1, 2009 by up to the maximum of the average increase in CPI over the previous calendar year. Supplier shall notify HQ in writing within forty-five (45) days of the start of each Agreement year of the proposed price change otherwise it shall be deemed that the current agreement year prices will remain in effect for an additional year.

(ii)                                 Notwithstanding the foregoing, if the average wholesale prices in the US of any Product in Agreement year 3 is less expensive compared to the prices paid by HQ in the same Agreement year 3, then the price for such Product payable under this Agreement in years 4 shall be [***]. Supplier shall notify HQ in writing within forty-five (45) days of the start of the fourth Agreement year by providing justification for the proposed price reduction.

(iii)                              Price for the product HyperRABMC S/D may increase commencing January 1, 2008 by up to the maximum of the average increase in CPI over the previous calendar year. Supplier shall notify HQ in writing of the proposed price change. In addition, prices for HyperRABMC S/D may increase annually at the start of the second Agreement year commencing April 1, 2009 by up to the maximum of the average increase in CPI over the previous calendar yar. Supplier shall notify HQ in writing within forty-five (45) days of the start of each Agreement year of the proposed price change otherwise it shall be deemed that the current agreement year prices will remain in effect for an additional year.

***CONFIDENTIAL TREATMENT REQUESTED

(b)                                 Improvements Mandated by Regulator – Products

Where Supplier is directed by the regulator with authority, to make an Improvement which will result in a price increase for a Product, Supplier shall provide HQ with notice in accordance with Section 12.2 and shall substantiate the proposed price increase. Supplier and HQ shall negotiate in good faith the amount and timing of any proposed price increase to HQ. If HQ provides final notice to Supplier in writing that it does not agree to the price from Supplier, then Supplier shall have thirty (30) days to withdraw the price increase. Price increase shall not take effect until after said thirty (30) day period. If Supplier does not do so, then HQ may elect to accept the increase or terminate the Agreement with respect to the Product immediately without cost or penalty.

(c)                                  Supplier Initiated Improvements – Commercial Products

With respect to an Improvement initiated by Supplier for a Commercial Product which will result in a price increase to HQ, Supplier shall notify HQ by April 1 of the prior year. Supplier shall substantiate the price increase and Supplier and HQ shall negotiate in good faith the amount and timing of any proposed price increase to HQ which, for greater clarity, will not be implemented prior to April 1 of the following year. If HQ does not agree to accept the price from Supplier, and Supplier does not withdraw the proposed price increase, then HQ has the right to terminate the Agreement with respect to the Commercial Product, immediately upon notice to the Supplier, without any cost or penalty.

(d)                                 Supplier Initiated Improvements – Fractionation Products

With respect to an Improvement initiated by Supplier for a Fractionation Product, Supplier shall notify HQ in accordance with Section 12.2, and;

(i)                                    If this Improvement will increase the price of the Fractionation Product to HQ, or will require HQ to make a change to its collection, processing, storage or shipping of Plasma (“HQ Process”), HQ and Supplier shall negotiate in good faith the amount and timing of the proposed price increase to HQ. If HQ does not agree to accept a price increase, or is unwilling or unable to make the required change to HQ Process then Supplier remains obligated to continue to provide Fractionation Services in accordance with this Agreement until the expiry of the Term. If the Supplier Initiated Improvement becomes mandated by the regulator during the Term of the Agreement then HQ agrees to pay the price increase retroactively to the date of implementation. If HQ and Supplier do not agree on the price increase for the mandated Improvement, the Parties shall proceed to arbitration.

(ii)                                 If this Improvement will not increase the price and does not require a change to HQ Process, Supplier may implement such Improvement on notice by Supplier to HQ.

11.3                        Payment Terms

Payment of invoices not disputed in good faith shall be net thirty (30) days from the latter of the date of receipt of the Product by HQ or invoice from Supplier. The Supplier agrees to provide HQ with a prompt payment discount of one percent (1%) whenever payment for an invoice is made to the Supplier withint ten (10) days of receipt of invoice.

11.4                        Invoices

Supplier shall include a packing slip with all deliveries of Products. Supplier shall deliver to HQ an invoice, in duplicate, for the Products delivered. All invoices shall be in US Dollars and shall set out the amounts of the Products, less any Products returned in accordance with this Agreement, Goods and Services Tax (“GST”) and other taxes payable on the order as well as Supplier’s GST registration number if applicable.

11.5                        Pricing Not Affected by Remedies

Notwithstanding anything to the contrary in this Agreement, in the event that HQ exercises any right or remedy as a result of supply problems caused or to the extent contributed by Supplier that reduces the amount of any Product delivered to HQ by Supplier under this Agreement, the annual volume for that Product may be reduced by such amount at the discretion of HQ but the pricing for that Product shall remain at the level determined by Schedule “A” as if the annual volume were not so reduced.

12.                               REGULATORY AND QUALITY ASSURANCE MATTERS

12.1                        Regulatory Condition of Supply

Supplier shall obtain and submit a copy of the Notice of Compliance (“NOC”) issued by Health Canada to HQ in order to show that the Products to be supplied meet the requirements of Health Canada. If the NOC is subject to any conditions, then Supplier shall, not less than one (1) time per year, update HQ on the progress in satisfying the conditions, and shall issue a letter to health care providers not less than one (1) time per year describing the original conditions and the progress in satisfying the conditions. This letter shall be distributed to hospitals by HQ.

12.2                        Improvements

(a)                                  Supplier Initiated Improvements for all Products

(i)                                    In the event that Supplier makes or plans to make an Improvement, Supplier shall advise HQ of such change or planned change at least three (3) months prior to the implementation of any such change, except under exceptional circumstances, such as where patient safety is involved, when the notification period may be shorter. Updates will be provided by Supplier at the regular Fractionation Meetings.

(ii)                                 No party shall be responsible for, or have any liability to, any other party with respect to any delays in obtaining such approval to the extent these delays are caused by Health Canada or result from the failure to meet any requirements imposed or administered by Health Canada that are significantly more onerous than those of the FDA.

(b)                                 Supplier Initiated Improvements – Commercial Products

(i)                                    If Supplier makes any Improvement to the Commercial Products, and unless the Parties otherwise agree, Supplier shall use all reasonable efforts to include such Improvement in the Commercial Products being supplied under this Agreement. Supplier will at the time of, or within a reasonable timeframe and no longer than six (6) months after filing the submission for the improved or changed Commercial Product, apply for approval of Health Canada for the Improvement. Should the Improvement not be permitted due to Health Canada requirements, Supplier will advise HQ.

(c)                                  Supplier Initiated Improvements – Fractionation Products

(i)                                    In the event that the Improvement will require HQ to change its process for plasma collection, Supplier shall provide HQ with one (1) year advance notice to enable it to make the change, validate it and apply to Health Canada for amendment to its license.

(ii)                                 In the event that any regulator with authority notifies Supplier that it will be requiring any such Improvement in a shorter timeframe, Supplier shall notify HQ within five (5) Business Days of receipt of notice by Supplier of such required change.

(iii)                              In addition, if the Improvement requires approval by Health Canada, Supplier shall notify HQ within five (5) Business Days of the date the application is filed with Health Canada.

12.3                        Special Access Programme

(a)                                  If any Commercial Product, licensed at the time of execution of this Agreement, is no longer licensed by Health Canada and becomes available only under SAP during the Term, such Commercial Product shall be provided to HQ for release pursuant to SAP (“SAP Commercial Product”) whenever HQ notifies the Supplier in writing that the SAP Commercial Product needs to be provided.

(b)                                 Notwithstanding Subsection 12.3(a), if an equivalent licensed product produced by any other manufacturer is available on the market, HQ could move to such licensed product, Supplier shall reimburse HQ for any inventory of SAP product(s) upon return of such SAP product. In this event, HQ will have the option to terminate this Agreement with respect to such SAP Commercial Product(s).

(c)                                  If a SAP Commercial Product becomes licensed by Health Canada during the Term, and HQ has not moved to a licensed product produced by another manufacturer, Supplier agrees to replace any inventory of SAP Commercial Product with licensed Commercial Product at no cost to HQ. If the SAP Commercial Product is converted into a licensed Commercial Product by Health Canada and may validly be distributed, then HQ will not be entitled to the replacement of said inventory.

12.4                        Communications

Supplier shall promptly advise HQ and provide HQ with electronic and hard copies of the following documents regarding the Products manufactured by Supplier, their manufacture, the processing of Plasma into Fractionated Product, and/or the inspection of any of Supplier’s facilities:

(i)                                    Supplemental/New Drug Submission and New Drug Submission cover letters only, or if the said letters do not clearly identify the nature of the submission, documentation identifying the nature of the submission;

(ii)                                Notices of Compliance;

(iii)                             Printed components including cartons, labels and package insert with explanation with changes thereto;

(iv)                            Product Monographs approved by Health Canada;

(v)                               Health Canada Exit Notices and Supplier’s Responses;

(vi)                            FDA 483’s and Supplier’s Responses;

(vii)                         Recall/Withdrawal information and correspondence;

(viii)                     Warning letters issued by the FDA or Notices of Intent issued by Health Canada with respect to premises where Products are manufactured; and

(ix)                              Changes to the telephone numbers to be used by Consumers or healthcare professionals to report adverse drug reactions both during normal business hours and afterhours.

Other documents regarding regulatory issues will be provided to HQ by agreement of Supplier, on a case by case basis.

12.5                        Supplier Information

Supplier, shall, upon execution of this Agreement, notify HQ in writing, of the name of its senior regulatory person. In the event of a change of either designated person during the Term, Supplier shall immediately notify HQ, in writing, of such change.

12.6                        Compliance Audit

HQ shall be entitled to audit Supplier’s facilities and quality systems, the books and records of Supplier in respect of production and quality assurance matters arising from the Agreement; provided that HQ shall be responsible for its own costs and the audit is conducted at a reasonable time. The results of all audits will be maintained as confidential to be used for the purposes of and as contemplated by this Agreement or as otherwise required by law.

Supplier shall provide responses including corrective measures to audit observations in a timely manner. Supplier shall use its best efforts to implement said measures within a reasonable time frame.

13.                               PRODUCT WITHDRAWALS/RECALLS

13.1                        Recall / Withdrawal

(a)                                  Immediately upon execution of this Agreement, Supplier shall establish and HQ shall be notified by Supplier of its respective toll-free telephone number and contact name(s) for customers’ enquiries or questions.

(b)                                 Supplier must provide supporting information or documentation to HQ for dissemination immediately and not later than twenty-four (24) hours by telephone and facsimile of a decision to Recall/Withdraw any of the Products.

(c)                                  Subject to Sections 4.2 and 4.3, all costs of Recall/Withdrawal including all incremental costs incurred by the Parties, both internal and out of pocket, shall be the responsibility of and shall be paid by HQ if the causation is attributable to HQ or by Supplier if the causation is attributable to Supplier.

(d)                                 Subject to Subsection 13.1(g), Supplier will provide the spokesperson on the specifics of the Recall/Withdrawal and shall provide an explanation as to why the Product was recalled/withdrawn unless the Withdrawal is initiated by HQ.

(e)                                  Any notification to be given to HQ relative to a product recall/withdrawal must be faxed to the attention of the Director, Fractionation Products. The document must include the relevant product name, lot number(s) and a brief explanation of the reason justifying the recall/withdrawal. A statement confirming whether or not the targeted lot was distributed to HQ and/or within Canada must also be included.

(f)                                    The transmission of a facsimile must be preceded by a telephone call to the fractionation products department (24 hours/ 7 days) Support Telephone line at (514) 832-5000 extension 6926, in order to inform HQ of the incoming facsimile in connection with a product recall/withdrawal.

(g)                                 Any news release or disclosure relating to a removal from the market, quarantine, Recall or Withdrawal of a Product and referencing HQ must be reviewed and approved by HQ prior to release by Supplier.

(h)                                 Any news release or disclosure, excluding customer cover letters, relating to a removal from the market, quarantine, Recall or Withdrawal of a Product and referencing Supplier must be reviewed and approved by Supplier prior to release by HQ.

13.2                        Patient Notification System

Supplier understands that the Patient Notification System (“PNS”) was created to provide a fast, confidential method to provide information to Consumers on Recall or Withdrawal events. Supplier agrees, at its cost, to participate in the PNS as a subscriber and to provide all information regarding Recalls or Withdrawals to PNS at the same time the information is provided to Health Canada and HQ.

13.3                        Adverse Event Reporting

In accordance with Health Canada regulations, HQ will promptly notify Supplier by facsimile of any adverse drug reactions potentially associated with the use of the Products reported to it. Supplier shall provide final written reports on the investigation within sixty (60) days of receipt of HQ’s written notification.

13.4                        Replacement Products and Replacement Fractionation Products

Any Replacement Products or Replacement Fractionation Products proposed by Supplier under Sections 3.6, 3.8, 3.9, 8.12, 9.3 and 9.4 must be licensed by Health Canada or if no Replacement Products or Replacement Fractionation Products are licensed by Health Canada, approved by Health Canada under its SAP.

14.                               REPRESENTATIONS, WARRANTIES AND INSPECTION

14.1                        Representations and Warranties of the Parties

Each of the Parties represent and warrant that at the time of entering into this Agreement:

(a)                                  It is duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation, and is qualified to do business and in the case of HQ to carry on its activities, and is in good standing in each jurisdiction in which the performance of its obligations hereunder requires such qualification (except where such failure to qualify would not have a material adverse effect) and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

(b)                                 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate or other legal action and do not and will not:

(i)                                    require any consent or approval of its shareholders or members as the case may be;

(ii)                                 violate any provision of any law, rule, regulation, order, writ, judgment, injunction decree, determination or award presently in effect having applicability to it and known to it or any provision of its charter documents; or

(iii)                              result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

(c)                                  This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)                                 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

(e)                                  It has good and marketable title to or valid leases or licenses for all its properties, rights and assets necessary for the completion of its responsibilities under this Agreement, subject only to the claim of any relevant lessor or licensor.

(f)                                    There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to its knowledge) threatened against it that, if adversely determined could (either individually or in the aggregate) have a material adverse effect on its ability to perform its obligations under this Agreement.

14.2                        Representations and Warranties on the Products

14.2.1                Supplier represents and warrants to HQ that the Products shall:

(i)                                    Be manufactured, stored, released and transported in accordance with:

(a)                                 Canadian regulations (including without limiting the generality of the foregoing, Good Manufacturing Practices and all other applicable laws and regulations); and

(b)                                 Suppliers Quality Assurance and Quality Control processes;

(ii)                                 Comply with the certificates of analysis;

(iii)                             Conform to any and all Specifications, descriptions or designs furnished by Supplier in any product inserts or labelling;

(iv)                             Comply with all laws regulations or codes in force in Canada;

(v)                                Be transported to HQ in a manner in which quality, safety and efficacy are not compromised.

14.2.2                Supplier further represents and warrants that, if required, valid Health Canada approvals have been issued and are in good standing. Supplier shall notify HQ immediately upon any notice of deficiencies or requests for submissions with respect to any of the Products.

14.3                        Title and Warranty on the Products

Supplier hereby warrants title in and to the Commercial Products.

14.4                        Guaranteed Yield

(a)                                  Supplier guarantees that the minimum annual g/litre IGIV yield from Recovered Plasma shall be [***] g/litre.

(b)                                 Supplier guarantees that the minimum annual g/litre IGIV yield from Recovered Plasma and buffy coat plasma shall be the average yield of the first [***] IGIV lots (excluding reprocessed lots) adjusted to [***] of the actual effective average yield of these lots.

(c)                                  Supplier guarantees that the minimum yield for Albumin 25% will be [***] g/litre.

(d)                                 If the yield falls below the above stated amounts for either IGIV or Albumin 25%, Supplier will provide additional Commercial Product to make up the deficiency, at the lesser of the price HQ pays for Fractionation Products or Commercial Products.

***CONFIDENTIAL TREATMENT REQUESTED

14.5        Current Information

Supplier represents and warrants that the information currently provided to HQ and which will, from time to time, be amended or further provided with the Products, including without limitation, any regulatory filings, circulars and package inserts, are current, accurate and fulfill any regulatory requirements for the Products.

14.6        No Waiver

Each of the foregoing warranties shall not be (nor shall the same be deemed to be) waived, in whole or in part, as a result of any audit or pre-testing conducted by or on behalf of HQ or any third party, except as expressly provided for herein.

14.7        Survival of Representations and Warranties

All representations, warranties, covenants and indemnities made herein or in any document delivered pursuant hereto or incorporated by reference herein, whether expressed or implied by law or otherwise, shall survive inspection and acceptance thereof and payment thereof and shall enure to the benefit of the Parties notwithstanding the termination or expiration of this Agreement.

15.         PATENT PROTECTION

15.1        No Infringement

Supplier hereby represents and warrants to the best of its knowledge to HQ that none of the Commercial Products or processes related to the provision of Fractionation Services or any component thereof infringe or will constitute an infringement of any patents, trademarks, cell ownership, industrial designs, copyrights and trade secrets when Products are used according to approved uses.

15.2        Infringement by a Product or Process

Should any Commercial Product or process related to the fractionation of Plasma be found to infringe any third party intellectual property rights and such infringement negatively impacts HQ or creates liability for HQ, Supplier shall, in addition to the indemnity provided in Section 16.3, in respect to each infringing Product or process:

(i)	substitute the Product with fully equivalent non-infringing product;

(ii)	modify the infringing Product or process so that it no longer infringes but remains functionally equivalent; or

(iii)	obtain for HQ at Supplier’s expense, the right to continue to use the Commercial Products, or Fractionation Products manufactured by the infringing process.

16.    INSURANCE AND INDEMNIFICATION

16.1      Supplier’s Insurance

Supplier shall provide and maintain during the Term of the Agreement, at its own expense, the following insurance coverage: general liability insurance shall have limits no less than ten million dollars ($10,000,000) and product liability insurance shall have limits no less than ten million dollars ($10,000,000) per incident and ten million dollars ($10,000,000) per annum in the aggregate.

(a)                    Supplier shall provide HQ with proof of valid insurance coverage for Supplier. A certificate of insurance issued by the insurer shall be acceptable to HQ as proof of coverage.

(b)                   All of the aforementioned certificates provided by the insurer to Supplier shall certify the following:

(i)	that the required insurance policies are valid and the coverage specified in Section 16.1, is in effect;

(ii)	that HQ has been added to the certificate as an additional named insured with respect to the general liability insurance referred to in Section 16.1;

(iii)	a cross-liability clause is in existence;

(iv)	the insurer shall provide notice of amendments or cancellation to HQ; and

(v)	a waiver of subrogation in favour of HQ.

(c)                    Supplier shall provide HQ with at least fifteen (15) days advance written notice of any policy cancellation or any change in the amount of coverage or type of insurance stipulated with respect to Supplier. In no case shall Supplier materially alter, cancel or allow to lapse any stipulated insurance while HQ is receiving Products or Services pursuant to the terms and conditions of this Agreement.

(d)                   The foregoing insurance provisions shall not limit the amount or type of insurance otherwise required by law. It shall be the sole responsibility of Supplier to determine what additional insurance coverage, if any, is necessary and advisable for its own protection or to fulfill its obligations under this Agreement. Any such additional insurance shall be provided and maintained by Supplier, as applicable, at its own expense.

(e)                    Supplier warrants to HQ that it has not done or will not do anything which would cause the stipulated insurance policy or policies carried by Supplier to be suspended, impaired, cancelled or otherwise adversely affected.

(f)                      In the event of a proceeding, claim or demand brought or made against HQ, involving Supplier, HQ shall forthwith provide notice to Supplier and vice versa.

16.2        HQ Insurance

HQ shall provide and maintain during the Term of the Agreement, at its own expense, the following insurance coverage: general liability insurance shall have limits no less than ten million dollars ($10,000,000) per incident and ten million dollars ($10,000,000) per annum in the aggregate.

(a)                        HQ shall provide Supplier with proof of valid insurance coverage. A certificate of insurance issued by the insurer shall be acceptable to Supplier as proof of coverage.

(b)                       All of the aforementioned certificates provided by the insurer to HQ shall certify the following:

(i)         that the required insurance policies are valid and the coverage specified in Section 16.2, is in effect;

(ii)        that Supplier has been added to a certificate as an additional named insured with respect to the general liability insurance referred to in Section 16.2;

(iii)       a cross-liability clause is in existence;

(iv)       the insurer shall provide notice of amendments or cancellation to Supplier; and

(v)        a waiver of subrogation in favour of Supplier.

(c)                        HQ shall provide Supplier with at least fifteen (15) days advance written notice of any policy cancellation or any change in the amount of coverage or type of insurance stipulated. In no case shall HQ materially alter, cancel or allow to lapse the stipulated insurance during the Term.

(d)                       The foregoing insurance provisions shall not limit the amount or type of insurance otherwise required by law. It shall be the sole responsibility of HQ to determine what additional insurance coverage, if any, is necessary and advisable for its own protection or to fulfill its obligations under this Agreement. Any such additional insurance shall be provided and maintained by HQ at its own expense.

(e)                        HQ warrants to Supplier that HQ has not done or will not do anything which would cause the stipulated insurance policy or policies carried by HQ to be suspended, impaired, cancelled or otherwise adversely affected.

(f)                          In the event of a proceeding, claim or demand brought or made against Supplier involving HQ, Supplier shall forthwith provide notice to HQ and vice versa.

16.3        Indemnity

(a)                        Each of the Parties shall indemnify and hold the other(s) and its respective members, directors, officers, employees, agents and other representatives harmless from and against all damages, costs, expenses, charges, losses or liabilities whatsoever (including, without limitation, legal fees and claims of third parties of whatsoever kind, but excluding special, incidental or consequential damages) arising from or incidental to any failure by such party to perform and discharge its obligations and liabilities herein; PROVIDED HOWEVER that this indemnity shall not apply (nor shall it be deemed to apply) to the extent of any damages, costs, expenses, charges, losses or liabilities whatsoever resulting from, or contributed to by, the negligence, wrongful intentional act or failure to act or breach of Agreement of the claiming party or its members, trustees, directors, officers, employees, agents and representatives.

(b)                       HQ hereby agrees to indemnify and hold Supplier, and its respective directors, officers, employees, agents and other representatives harmless from and against all damages, costs, expenses, charges, losses or liabilities whatsoever (but excluding special, incidental or consequential damages) arising from or incidental to any latent defect in the Plasma; PROVIDED HOWEVER that this indemnity shall not apply (nor shall it be deemed to apply) to the extent that those damages, costs, expenses, charges, losses or liabilities whatsoever resulted from:

(i)                           the negligence of, or an intentional act or failure to act by Supplier; or,

(ii)                        the material breach by Supplier, of any of the terms or conditions of this Agreement; or,

(iii)                     any unauthorized or false warranty made by Supplier.

(c)                        Supplier hereby agrees to indemnify and hold HQ and its respective directors, officers, employees, agents and other representatives harmless from and against all damages, costs, expenses, charges, losses or liabilities whatsoever (but excluding special, incidental or consequential damages) arising from or incidental to any latent defect in the Products; PROVIDED HOWEVER that this indemnity shall not apply (nor shall it be deemed to apply) to the extent that those damages, costs, expenses, charges, losses or liabilities whatsoever resulted from:

(i)                           the negligence of, or an intentional act or failure to act by HQ or,

(ii)                        the material breach by HQ of any of the terms or conditions of this Agreement; or,

(iii)                     any unauthorized or false warranty made by HQ.

(d)                       In the event that a party (the “Indemnitee”) becomes aware of any action, claim or demand in respect of which the other party (the “Indemnitor”) is liable to indemnify Indemnitee pursuant to this Agreement, the Indemnitee shall promptly notify the Indemnitor thereof. The Indemnitor shall at all times have the right at its sole and only expense to dispute and contest in the name of the Indemnitee or otherwise any such action, claim or demand. The Indemnitee shall fully co-operate with the Indemnitor and its counsel in any proceedings with respect to any such action, claim or demand.

(e)                        These indemnities shall survive the termination of this Agreement and shall be in addition to and shall not affect any other indemnity contained herein. The Indemnitor shall also have the right at all times, at its sole and only expense, to settle any action, claim or demand subject to the right of the Indemnitee to approve any and all documentation of or relating to, such settlement.

16.4        Approval of Counsel

The Indemnitee reserves the right to approve or reject (acting reasonably) counsel for any lawsuit or proceeding for which any claim for indemnification may be made against the Indemnitor. In the event of any such suit neither party nor its representatives shall make any public disclosure or comment (other than as part of the actual legal proceedings) without the prior written consent of the other.

17.         CHANGE

17.1        Technological Change

(a)                        If HQ believes, acting reasonably, that:

(i)                           a third party has Health Canada’s approval to introduce a new product to the Canadian market which is functionally equivalent to, but significantly technologically and/or scientifically superior to any of the Commercial Products supplied under this Agreement; or

(ii)                        the Commercial Products are obsolete;

HQ shall promptly notify Supplier as to its belief and shall provide reasoning and documentation to support such claim. Supplier shall have fifteen (15) days from the receipt of the said notice to respond to HQ, either agreeing or disagreeing with such belief and shall provide reasoning and documentation for its position.

If Supplier agrees with HQ, HQ may immediately proceed to acquire Replacement Products from alternative sources. If Replacement Products are obtained by HQ the relevant quantity of Commercial Product to be obtained by Supplier pursuant to the Agreement shall be decreased accordingly.

If Supplier fails to respond to HQ within fifteen (15) days, then HQ shall have the right to cancel the Agreement with respect to the Commercial Product(s) in question.

(b)                       If HQ believes, acting reasonably, that:

(i)                           a third party will be introducing or has introduced a new process for fractionating Plasma which is functionally equivalent to, but significantly technologically and/or scientifically superior to the process used for fractionating HQ Plasma pursuant to this Agreement; or

(ii)                        the Fractionation Products are obsolete;

HQ shall promptly notify Supplier, as to its belief and shall provide reasoning and documentation to support such claim. Supplier shall have fifteen (15) days from the receipt of the said notice to respond to HQ, either agreeing or disagreeing with such belief and shall provide reasoning and documentation for its position.

If Supplier agrees with HQ, HQ may immediately proceed to contract with alternative source(s) for the purchase of fractionation services. If an alternative source of service is obtained by HQ the portion of the Agreement relating to Fractionation Services or particular Fractionation Products shall be terminated, subject to Section 7.4.

If Supplier fails to respond to HQ within fifteen (15) days, then HQ shall have the right to cancel the Agreement with respect to the Services, subject to Section 7.4.

17.2        Dispute Resolution

(a)                        For the purposes of Section 17.1 only, if Supplier does not agree:

(i)                           that the third party’s product or service is significantly technologically and/or scientifically superior or,

(ii)                        that the Commercial Product is obsolete;

Supplier shall so notify HQ and Supplier shall attempt, by bona fide negotiations to resolve their differences, within a reasonable period not to exceed thirty (30) days from HQ’s receipt of Supplier’s notice.

In the event that HQ and Supplier cannot resolve a dispute under this Section within the thirty (30) day period, the matter shall be referred to arbitration by Supplier pursuant to the provisions of Section 19.

(b)                       If, after the thirty (30) day period set out in (a) such dispute remains unresolved, HQ shall be entitled to purchase Commercial Products or Fractionation Services from the third party pending resolution of the dispute. If the dispute is resolved in Supplier’s favour, HQ shall be required to resume purchasing the Products or Services from Supplier as soon as is reasonably possible and shall be liable to Supplier for any loss, including any loss of profit, incurred by Supplier as a result of HQ purchasing products or fractionation services from a third party pursuant to this Section. The Parties hereto agree that a reasonable estimate of Supplier’s loss for the purposes of this Section shall be fifteen percent (15%) of the price HQ pays for Product that HQ failed to purchase because of HQ’s decision to purchase products or services from a third party.

18.         TERMINATION

18.1        Termination of Agreement

HQ or Supplier, at its option, may, without prejudice to any other right or remedy it may have, immediately terminate this Agreement or suspend its obligations hereunder if an Event of Default (as defined in Section 18.2 or 18.3 as applicable) occurs (other than, in the case of HQ, an Event of Default with respect to itself), or in the case of Supplier, an Event of Default with respect to itself, by giving the other party written notice thereof. If such termination or suspension occurs, the terminating party shall be relieved of any further obligations under this Agreement, other than obligations that are intended to survive termination and payment of any outstanding invoices or obligations previously incurred.

18.2        Supplier Event of Default

A “Supplier Event of Default” shall mean:

(a)                        the failure by Supplier to meet the claims, representations or warranties made on labelled promotional or Product information or on labelled Products as required pursuant to this Agreement;

(b)                       any misrepresentation herein contained resulting in a material adverse effect on HQ, or any material breach by Supplier of any warranty, obligation or other provision of this Agreement. It is acknowledged and agreed that persistent or repeated minor breaches can amount to a material breach if they cause a significant adverse effect to HQ;

(c)                        an attachment is made of all or substantially all of the property or assets of Supplier;

(d)                       the making of a general assignment by Supplier for the benefit of its creditors;

(e)                        the appointment (by court order or otherwise) of a receiver, receiver/manager or a trustee for the benefit of one or more of the creditors of Supplier;

(f)                          the filing of a voluntary petition in bankruptcy, adjudication as a bankrupt or the filing of an answer or admission seeking relief pursuant to applicable bankruptcy law pertaining to Supplier or any filing by or against Supplier of any proceedings under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C.-36, as amended; or comparable legislation in the USA; or

(g)                       the filing of an involuntary petition in bankruptcy pertaining to Supplier which petition is not dismissed, vacated, set aside or stayed within forty-five (45) days.

A Supplier Event of Default shall, for the events described in Subsections 18.2(a) and (b) above, take effect thirty (30) days after notice being given by HQ to Supplier, specifying the default or branch, during which time Supplier shall be entitled to cure the noted default.

18.3        HQ Event of Default

A “HQ Event of Default” shall mean:

(a)                        any misrepresentation herein contained resulting in a material adverse effect on Supplier or any material breach by HQ of any warranty, obligation or other provision of this Agreement. It is acknowledged and agreed that persistent or repeated minor breaches can amount to a material breach if they cause a significant adverse effect to Supplier;

(b)                       an attachment is made of all or substantially all of the property or assets of HQ;

(c)                        the making of a general assignment by HQ for the benefit of its creditors;

(d)                       the appointment (by court order or otherwise) of a receiver, receiver/manager or a trustee for the benefit of one or more of the creditors of HQ;

(e)                        the filing of a voluntary petition in bankruptcy, adjudication as a bankrupt or the filing of an answer or admission seeking relief pursuant to applicable bankruptcy law pertaining to HQ or any filing by or against HQ of any proceedings under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C.-36, as amended;

(f)                          the filing of an involuntary petition in bankruptcy pertaining to HQ which petition is not dismissed, vacated, set aside or stayed within forty-five (45) days; or

(g)                       HQ, or its successor, ceases to coordinate or loses the authority to distribute the Products in the province of Québec.

A HQ Event of Default shall, for the events described in Subsection 18.3(a) above, take effect thirty (30) days after notice being given by Supplier specifying the default or breach, during which time HQ shall be entitled to cure the noted default.

19.         DISPUTE RESOLUTION

19.1        Arbitration

(a)                        The Parties agree that in the event of any dispute or claim between HQ and Supplier arising under or in connection with this Agreement, or any order issued pursuant to this Agreement other than described in Section 17.2, including, but not limited to, the interpretation or application of this Agreement, the Parties will endeavour to resolve the dispute with diligence and good faith negotiations.

(b)                       If the Parties have been unable to resolve the dispute, despite diligence and good faith negotiations, such dispute or claim shall be settled by arbitration, as dictated by this Section.

(c)                        All questions, disputes or differences of opinion involving the interpretation, application, administration, or alleged violation of this Agreement including a question of whether a matter is arbitrable, shall be settled by arbitration.

(d)                       The arbitration will take place in the City of Ottawa unless otherwise agreed by the Parties, and each party may be represented by counsel at the arbitration.

(e)                        In the event that one party wishes a dispute to be put to arbitration then such party shall give fifteen (15) days written notice thereof to the others. If the Parties cannot agree upon a single arbitrator within fifteen (15) days after demand by one of them for arbitration, then each of (i) HQ, and (ii) Supplier shall select one arbitrator. The two arbitrators selected shall then choose a third arbitrator in order that the dispute may be finally resolved by a majority of the panel of three arbitrators.

(f)                          The Parties acknowledge that it would be advantageous to the resolution of disputes if the arbitrators chosen possess relevant scientific, technical, legal or medical knowledge, and they will endeavour to select arbitrators with the requisite expertise. The expense of the arbitration shall be divided equally among the Parties. Any such arbitration shall be conducted in accordance with the laws of the Province of Ontario including, but not limited to, the Arbitration Act (Ontario) and the rules and procedures set forth therein, from time to time in force and effect. The decision of the arbitrators shall be final and binding and any of the Parties may make application to a court of competent jurisdiction for the judicial acceptance of the award and an order for enforcement.

(g)                       The Parties hereby agree that prior to the disclosure of any material in furtherance of this Section, the Parties and the selected arbitrators shall be required to enter into confidentiality agreements to protect information disclosed during the arbitration process and the ruling of the arbitrators.

20.          OPTION TO RENEW

20.1        Renewal

(a)                        For all the Fractionation Products and Commercial Products excluding for HyperRABMC S/D

(i)	The Term be extended for a first one (1) year term from April 1, 2013 upon written consent of Supplier and HQ.

(ii)	The Term may be extended for a second one (1) year term from April 1, 2014 upon written consent of Supplier and HQ.

(iii)	A written notice must be sent at least one hundred and eighty (180) days prior to the end of the Term or the extended Term by the party requesting the extension of the Term to the other party.

(b)                       For HyperRABMC S/D

(i)                           The Supplier hereby grants to HQ an irrevocable option to extend, at its own discretion, the Term of the Agreement for an additional period of one (1) year. The option shall be exercised by HQ by giving the Supplier at least a six (6) month written notice prior to the expiry of the initial term of the Agreement. In the event the option is exercised by

HQ, the terms and conditions of this Agreement shall remain unchanged, except for prices which may be adjusted in accordance with the provisions of Section 11.2.

21.         CUSTOMER SERVICE

During the Term, the Supplier shall perform the customer service obligations set forth in Schedule G.

22.         VALUE ADDED

During the Term, Supplier shall provide value added contributions as set forth in Schedule H for the benefit of HQ and such other parties listed therein.

23.         GENERAL

23.1        Extended Meanings

In this Agreement, words importing the singular number include the plural and vice versa.

23.2        Time

Time shall be of the essence.

23.3        Entire Agreement

This Agreement, including the attached Schedules, constitutes the entire Agreement between and among the Parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between and among the Parties. There are no warranties, representations, or other agreements between or among the Parties in connection with its subject matter except as specifically set forth in this Agreement. No supplement, modification, amendment, or waiver of this Agreement shall be binding unless executed in writing by all Parties.

23.4        Notices

(a)                        Any notice or demand required or permitted to be given by one party to the other shall be in writing and shall be:

(i)                           personally delivered;

(ii)                        sent by courier, prepaid;

(iii)                     sent by facsimile; or

(iv)                    sent by electronic mail.

(b)                       The address of each party for any such notice shall be as follows:

To HQ:	HÉMA-QUÉBEC
4045 Côte-Vertu Blvd.
Saint-Laurent (Québec) H4R 2W7 CANADA

(i)                           Operational issues and regulatory issues including Quality Assurance matters, Product recall/withdrawal document or correspondance:

Attention:	Director of Fractionation products
Telephone:	(514) 832-5000 ext. 319
Facsimile:	(514) 832-0267
e-mail:	jean.lapierre@hema-quebec.qc.ca

(ii)                        Contractual matters including formal notice to be given pursuant to the Agreement:

Attention:	Director of Purchasing & Warehousing
Telephone:	(514) 832-5000 ext. 379
Facsimile:	(514) 832-1027
e-mail	jean-francois.deschenes@hema-quebec.qc.ca

In the case of Supplier to:

TALECRIS BIOTHERAPEUTICS LTD.

5800 Explorer Drive, Suite 300

Mississauga (Ontario) L4W 5K9

CANADA

(i)                           In all cases to:

Attention:	Mr. Joel Abelson
Vice President, Canadian and Intercontinental Commercial Operations
Telephone:	(905) 614-5580
Fax:	(905) 614-5590
e-mail:	joel.abelson@talecris.com

and to	Attention:	Ms. Janet Thompson Mar
Director, Contract Operations
	Telephone:	(613) 730-3905
	Fax:	(613) 730-3910
	e-mail:	janet.thompson-mar@talecris.com

(ii)                        And to:

TALECRIS BIOTHERAPEUTICS INC.

P.O. Box 11526

79 TW Alexander Drive

Research Triangle Park (North Carolina) 27709

USA

Attention:	Alberto R. Martinez, M.D.
President
Telephone:	(919) 316-6543
Fax:	(919) 316-6669
e-mail:	alberto.martinez@talecris.com

Any party may from time to time change its address by written notice to the other party given in accordance with the provisions of this Section. Any notice given by personal delivery or courier shall be deemed to be received on the date of delivery. Any notice by facsimile shall be deemed to be received when it is properly sent.

23.5      Assignment

Neither this Agreement nor any of the rights or obligations of any party may be assigned without the prior written consent of the other parties which consent shall not unreasonably be withheld provided that such consent will not be required for assignment to an Affiliate as defined by the Canada Business Corporations Act, R.S.C., 1985, c. C-44 as amended.

23.6      Independent Contractors

The Parties are contractors independent of each other and none of them has the authority to bind any other to any third person or otherwise to act in any way as the representative of the other unless otherwise expressly agreed to in writing by the other or required by the provisions of this Agreement. Except as may be set forth herein, the Parties shall not have, and they shall not hold themselves out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of or binding upon the other. It is understood and agreed that no party, their respective shareholders, members, directors, officers, employees, agents, and other legal representatives have, nor are they to be construed to have, any relationship with the others (whether as an employee, agent, partner or otherwise) except that of the Parties being independent contractors in respect of the matters which are subject of this Agreement.

23.7      Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and everything else in this Agreement shall continue in full force and effect.

23.8      Communication

HQ may, in its sole discretion, contact Supplier at any time and from time to time to discuss issues arising in connection with the performance of this Agreement.

23.9      Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the province of Ontario and shall be treated in all respects as an Ontario contract. The parties submit to the jurisdiction of the Courts of Ontario with respect to any dispute, claim or other matter arising under this Agreement and the Courts of Ontario shall have exclusive jurisdiction with respect to any such dispute, claim or other matter subject to the provisions of Section 19. The parties agree that the United Nations Convention on contracts for the International Sale of goods shall not apply to this Agreement.

23.10      Currency

All references to currency are in US dollars unless otherwise specifically stated.

23.11      Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, and permitted successors and assigns.

23.12      No Waiver

No waiver by any party hereto of any breach of any of the provisions of this Agreement by another shall take effect or be binding upon the party unless agreed in writing. Unless otherwise provided therein, a waiver shall not limit or affect the rights of the party granting the waiver with respect to any other breach.

23.13      Joint and Several Liability

TALECRIS CANADA and TALECRIS US shall be jointly and severally liable for the obligations of Supplier set out in this Agreement.

23.14      Remedies Cumulative

Except as otherwise expressly provided in this Agreement, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, and no single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

23.15      Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement.

23.16      Amendment

This Agreement may not be amended or modified in any way except by the written consent of the Parties hereto.

23.17      Confidential Information

All information pertaining to the technology, business and affairs of the other parties obtained as a result of or in respect of this Agreement shall be kept and maintained in confidence and will not be disclosed to any other person, except:

(i)                           to the auditors, legal counsel and professional advisors of the Parties hereto provided that the professional advisors have signed a confidentiality agreement with the disclosing party,

(ii)        if such information enters the public domain otherwise than by a breach of this Agreement; and

(iii)       if disclosure of such information is required by virtue of any present or future applicable law, regulation or ruling by a relevant government or governmental board, commission, department, bureau or authority to which the relevant party hereto is subject, such disclosure will be made after the disclosing party has consulted with the other party and has taken reasonable measures to protec the confidential information.

23.18    Pricing Information to Customers

(a)                        Supplier agrees that HQ has the right to provide detailed pricing or cost information to its members, the provincial Minister of Health and their delegates, and to health care professionals, hospitals and HQ stakeholders.

(b)                       Supplier will consult with HQ prior to Supplier releasing any pricing or cost information relating to any Fractionation Products.

23.19    Public Announcements

No public announcement or press release relating in any way to this Agreement shall be made without the prior written consent of the other parties and the joint approval of the contents of such announcement or release except where any such announcement is required by law, in which case the announcing party will send by facsimile the draft announcement to the others immediately upon becoming aware of the legal requirement and, in any event, before releasing such announcement.

23.20    Force Majeure

Except as otherwise provided in this Agreement, neither party shall be liable to the other party and no party hereto shall be deemed in default hereunder for any failure or delay to perform any of its covenants and Agreements caused or arising out of the following acts (providing the same is not within the control of the said party): acts of God, strikes, lockouts or other industrial disputes, acts of the public enemy, riots, fire, storm, flood or explosion. If a failure or delay is caused by one of the events above-mentioned, all times provided for in this Agreement shall be extended for a period commensurate with the period of the delay and, to the extent possible, the said party affected will take all reasonable steps to remedy the delay caused by the events above-mentioned; provided however, that nothing contained in this Section shall require either party to settle any industrial dispute.

IN WITNESS WHEREOF Supplier and HQ have executed this Agreement, each on the date indicated.

HÉMA-QUÉBEC

BY:	/s/ Francine Decary

NAME: Dr. Francine Décary

TITLE:President and Chief Executive Officer

DATE:

AND

TALECRIS BIOTHERAPEUTICS INC.		APPROVED AS TO
LEGAL FORM
BY:	/s/ Alberto R. Martinez	/s/ [ILLEGIBLE] 120607
TALECRIS BIOTHERAPEUTICS
NAME: Alberto R. Martinez, M.D.		LAW DEPT.

TITLE: President

DATE:	12/07/07

AND

TALECRIS BIOTHERAPEUTICS LTD.

BY:	/s/ Alberto R. Martinez

NAME: Alberto R. Martinez, M.D.

TITLE: President

DATE:	12/07/07

SCHEDULE “A” – COMMERCIAL PRODUCTS

HQ First Year Purchase Volumes and Combined HQ/CBS Annual Purchase Volumes and Prices

HQ First Year Purchase Volumes and Prices :

Product	Formats	Unit of Measure	HQ First Year Volume	Price per Unit of Measure ($US)

GamaSTANMC S/D	2 mL	mL	[***]	[***]

Gamunex® 10%	25 mL 50 mL 100 mL 200 mL	gram	[***]	[***]

HyperRABMC S/D	2 mL	mL	[***]	[***] (2006-2007 price)

HyperTETMC S/D	250 U	pce	[***]	[***]

Plasbumin® - 5%	50 mL 250 mL	25 gram eqv.	[***]	[***]

Plasbumin® - 25%	50 mL 100 mL	25 gram eqv.	[***]	[***]

The First Year Projected Purchase Volumes in the table above shall be the volumes for the purpose of Section 3.4(a).

Combined HQ/CBS First Year Purchase Volumes and Prices :

Product	Formats	Unit of Measure	HQ First Year Volume	CBS First Year Volume	Combined First Year Volume (HQ and CBS)	Combined Annual Volume (HQ and CBS)	Price per Unit of Measure ($US)
HyperHEP BMC S/D	0.5 mL 5 mL	mL	[***]	[***]	[***]	[***] – [***] >[***]	[***] [***]

The Price per Unit of Measure may be adjusted in accordance with Section 11.2 of the Agreement.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “B” – CURRENT PLASMA PRODUCTION SITES AND PLASMA PICK-UP
SCHEDULE

HQ

CENTRE NAME	ADDRESS	MINIMUM PICK UP FREQUENCY
Montréal	4300 rue Garand Saint-Laurent (Québec), H4R 2A3 Canada	Once a week
Québec	1070 avenue des Sciences-de-la-vie Québec (Québec), G1V 5C3 Canada	Every two weeks

SCHEDULE “C” – PRODUCT SPECIFICATIONS

Product	Drug Identification Number (DIN)	Specifications (Product Monograph Date)
GamaSTANMC S/D	02230579	6-Sep-06
Gamunex® 10%	02247724	1-Jun-06
Human Albumin 25%	02223708	30-Jun-06
HyperHEP BMC S/D	02230738	6-Sep-06
HyperRABMC S/D	02230700	28-Jun-06
HyperTETMC S/D	02230697	8-Jun-05
IGIVnexMC 10%	02277921	4-May-06
Plasbumin® - 5%	02189100	30-Jun-06
Plasbumin® - 25%	02189119	30-Jun-06

SCHEDULE “D” – FRACTIONATION PRODUCTS AND PRICE FOR FRACTIONATION
PRODUCTS

(Plasma volumes and prices)

Price Adjustments for Fractionation Products – Volume of Plasma Picked-Up

Product	Formats	[***] – [***]	[***] – [***]	> [***]
IGIVnexMC 10%	100 mL and 200 mL	$[***]	$[***]	$[***]
Albumin 25%	50 mL and 100 mL	$[***]	$[***]	$[***]

The Price Per Unit of Measure may be adjusted in accordance with Section 11.2 of the Agreement.

For the purposes of this Schedule “D”, the volumes shall be determined by the amount delivered by both HQ and CBS for fractionation in each Agreement year.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “E” – INVENTORY LEVELS

In this Schedule “Supplier Inventory Levels” shall mean the volume of Commercial Product and Fractionation Products released by Supplier and by Health Canada, and kept in appropriate storage by Supplier at a site in Canada for the benefit of HQ. All amounts per week in this Schedule shall be determined by dividing the annual volume referenced in Section 3.4 of this Agreement by 52 weeks and multiplied by the number of weeks set out in this Schedule.

Product	Formats	Target HQ Inventory Level (weeks)	Supplier Inventory Level (weeks)	Shortage Level Combined HQ and Supplier Inventory (weeks)
GamaSTANMC S/D	2 mL	[***] weeks	[***] weeks	[***] weeks
Gamunex® 10%	25 mL 50 mL 100 mL 200 mL	[***] weeks	[***] weeks	[***] weeks
Human Albumin 25%	50 mL 100 mL	[***] weeks	[***] weeks	[***] weeks
HyperHEP BMC S/D	0.5 mL 5 mL	[***] weeks	[***] weeks	[***] weeks
HyperRABMC S/D	2 mL	[***] weeks	[***] weeks
HyperTETMC S/D	250 U	[***] weeks	[***] weeks	[***] weeks
IGIVnexMC	100 mL 200 mL	[***] weeks	[***] weeks	[***] weeks
Plasbumin® - 5%	50 mL 250 mL	[***] weeks	* [***] weeks	[***] weeks
Plasbumin® - 25%	50 mL 100 mL	[***] weeks	* [***] weeks	[***] weeks

•       *  Supplier will keep for the first Agreement year commencing April 1, 2008, [***] weeks inventory of each format of Plasbumin® - 5% and Plasbumin® - 25%. The level will increase at the start of the second agreement year to [***] weeks of inventory of each format.

•       For GamaSTANMC S/D and HyperHEP BMC S/D, Supplier shall keep in a site in Canada, in addition to the [***] weeks inventory of products released by Supplier and by Health Canada, a minimum of [***] weeks inventory of un-released products.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “F” – VIAL SIZES SUBSTITUTION / WASTAGE

The Parties hereby agree that the following clauses shall govern any Wastage as that term is described herein.

Wastage

1.           Wastage occurs when a specific vial size of a Product is not delivered by Supplier as provided for in the applicable Rolling Forecast, and the HQ inventory of that vial size falls below five (5) weeks coverage, resulting in HQ customer orders for that vial size being filled with the next available larger vial size (“Substitution”).

2.           In the event of wastage, Supplier shall compensate HQ (“Compensation”). The time period during which Supplier will compensate HQ (“Compensation Period”) will commence when the HQ inventory falls below five (5) weeks coverage due to the failure of Supplier to deliver to HQ as provided for in the applicable Rolling Forecast. The Compensation Period will end when sufficient product is delivered to HQ to restore inventory to at least the five (5) week level.

3.           Compensation will be calculated as follows:

(a)       The number of vials of Product purchased in Substitution during the Compensation Period will be estimated by comparing the weekly demand for the vial size that is unavailable during the Compensation Period to the average weekly demand for that vial size during the previous twenty-six (26) weeks. In cases where inconsistent supply may result in the average weekly demand during the previous twenty-six (26) weeks not being representative of true demand, the Parties will agree on another more applicable historical demand period; and,

(b)      The average price during the Compensation Period of the vial size that was being purchased in Substitution will then be compared to the average price during the Compensation Period of the vial size that was substituted for, and a price differential will be calculated (the “Price Differential”); and,

(c)       The estimated number of vials purchased in Substitution during the Compensation Period as determined in (a), will be multiplied by the Price Differential as determined in (b) and this will be the total amount of Compensation owing by Supplier to HQ.

4.           Compensation may be in credit or free Product, as mutually agreed to by HQ and Supplier.

5.           This will be the mechanism for determining Compensation unless otherwise mutually agreed upon in writing by the Parties.

SCHEDULE “G”- CUSTOMER SERVICE

Without limiting any of Supplier’s obligations at law, during the term of this Agreement, Supplier shall:

1.     maintain tracking procedures, as outlined in Appendix B.2.1 to the Supplier’s Proposal;

2.     maintain the safety and QA testing program described in the Supplier’s proposals supporting documentation on Supplier’s fractionation technology.

3.     adhere to the Pharmaceutical Advertising Advisory Board Code of Advertising Acceptance as well as related Health Canada guidelines for advertising requirements in Canada;

4.     continue to be a member of Biotech Canada;

5.     provide a Medical Information Service accessible toll free, which responds to inquiries from CBS and HQ, physicians, nurses, allied health professionals and consumers about the Products;

6.     employ a cross-Canada field team, capable of providing service in both official languages, and maintain its established infrastructure including a Regulatory and Quality Assurance Team to handle all ongoing customer inquiries for scientific and medical information.

Inquiries may be made to Supplier’ medical and scientific affairs inquiries in the manner as described below.

If the inquiry is non-urgent and during normal business hours, the process shall be to:

(i)         Contact the Supplier extension of the Business Regional Manager that is responsible for that account and region.

If the inquiry is urgent and during normal business hours, the process shall be to:

(i)         Attempt to contact the Business Regional Manager directly;

(ii)        If delayed, attempt to contact another Business Regional Manager directly, the responsible market manager, Contract Director or the QA director;

(iii)       Attempt to contact the vice-president directly.

If the inquiry is either urgent or non-urgent outside of business hours, the process shall be to call after hours number and attempts will be made by the Supplier customer service team to resolve the issue;

7.     staff its Quality Department with trained professionals responsible for the management of product complaints as outlined by standard operating procedures and Health Canada’s guidelines;

8.     Implement a comprehensive Business Continuity/Disaster Recovery (BC/DR) Program including an Influenza Pandemic Preparedness action plan.

SCHEDULE “H” - VALUE ADDED

Research Activities Inside Canada

Supplier shall provide collaborative initiatives with practical applications for improving healthcare in Canada:

1.     The Talents Program, will support global investigator-led trials conceived by researchers and clinicians with an interest in using IGIV. This peer-reviewed, competitive program is fully funded and administered by Supplier research grants with annual support provided in the amount of $[***] US with scientists from CBS/HQ participating as part of the Talents Grant Review Committee, as determined and organized by the Supplier. As members of this committee, these scientists would be part of a larger team-based approach to better understanding global issues in IGIV research, as well as continuing to promote research in Canada.

[***]

3.     Supplier shall, in lieu of the Partnership Fund provide an unrestricted grant of [***], to be shared by CBS and HQ on a pro-rata basis, each of HQ and CBS administrating his share. Such grant shall be payable at the start of each Agreement year.

Value-added funds	2008/09	2009/10	2010/11	2011/12	2012/13

Talents Program*	[***]	[***]	[***]	[***]	[***]
	US	US	US	US	US
[***]	[***]	[***]	[***]	[***]	[***]
	CDN	CDN	CDN	CDN	CDN

Unrestricted Grant	[***]	[***]	[***]	[***]	[***]
(in lieu of Partnership Fund)	CDN	CDN	CDN	CDN	CDN

*: Total funds of [***] per year for the Talents Program will be provided by Supplier to worldwide selected researchers and clinicians by the Talents Grant Review Committee.

***CONFIDENTIAL TREATMENT REQUESTED

Additional Value Added

[***]

Hospital Data Collection Initiative

Supplier commits to continue to collect hospital data with enrolled hospitals for the purpose of understanding IVIG utilization trends and patterns in hospitals.

Maintenance of Current Programs

[***]

Supplier shall fund clinical/pre-clinical program spending of [***] CDN in Canada during the contract term.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “I” - B19 TESTING SERVICES

In this Schedule “I”:

“Samples” means the plasma sample which will be collected in a [***] by HQ and will be tested for parvovirus B19 by Supplier as described in this Schedule I.

“Elevated Manufacturing Pool” means a Plasma pool that yields parvovirus B19 viral load that exceeds [***].

Supplier will perform the B19 Testing Services described in this Schedule “I” at its Facility located in Raleigh, North Carolina (“Talecris Facility”), but may perform such testing at another location upon written notice to HQ.

SAMPLES AND PLASMA PROCESSING

1.     All Samples provided to Supplier must meet the specifications, packaging and shipping requirements set forth in this Schedule I (“Sample Specifications”).

Supplier has the right to refuse Samples not meeting specifications as set out in HQ Standard Operating Procedure (“SOP”) PCS-INS-031 Réception des dons de sang.

2.     HQ shall ensure that Samples of each Plasma unit to be collected by Supplier pursuant to this Agreement are made available for pickup at the HQ Production Sites and conform to the Sample Specifications.

3.     Supplier shall have no liability or responsibility for delay in the performance of the testing or delay in the delivery of Fractionation Products resulting from HQ’s failure to provide the Samples in a timely manner.

4.     The Supplier confirm that the Samples are viable for testing for a period of twelve (12) months in a frozen state based on a temperature validation study made on the Samples.

5.     All distribution costs, including without limitation, transportation costs, duties, excise, brokerage fees and customs, shall be borne by Supplier, provided that Supplier shall not be responsible for any additional costs arising from HQ’s failure to meet its obligations under this Agreement in a timely manner and which are not attributable to any action or omission of Supplier.

6.     In the event that HQ materially alters any of its SOPs affecting the collection of Samples to be used by Supplier for the performance of the testing during the Term of this Agreement, HQ must inform Supplier of the proposed change at least sixty (60) days in advance of implementing the change or, if such change is imposed by Health Canada within a shorter time frame, then HQ shall notify Supplier as soon as reasonably possible. HQ will work with Supplier to evaluate the consequences of any such change to the testing. Talecris shall submit to HQ the costs associated with the change in HQ’s SOP, including the cost of investigation such as additional validation work or pathogen safety research that may be required. HQ will notify Supplier if it accepts such costs.

***CONFIDENTIAL TREATMENT REQUESTED

LOSS

1.     HQ shall be responsible for and shall bear all risk of loss or damage to the Samples collected while such Samples are in its care, custody and control, including but not limited to any loss or damage resulting from the improper storage, handling, packing, crating, and/or blocking of the Samples at the HQ Production Centres.

2.     Supplier shall be responsible for and shall bear all risk of loss and damage to the Samples as soon as such Samples are picked up by Supplier’s carrier and during the period such Samples are in Supplier’s care, custody and control. This responsibility includes but is not limited to, any loss or damage resulting from the improper storage, handling, loading, blocking and/or transportation of the Samples, except as such loss or damage results from HQ’s actions or omission. Any loss of Plasma resulting from the loss or the damage of the Samples attributable to the Supplier shall be compensated by the Supplier providing Replacement Fractionation Products pursuant to Section 8.12 of the Agreement. Supplier shall ensure that the Samples are appropriately segregated and not intermingled with other samples which are being tested by Supplier for parties other than HQ and CBS.

3.     In the event that a minimum of one (1) clamshell holder of Samples is missing, where HQ admits that the Samples are missing due to HQ’s act or omission, and HQ cannot locate the Samples within ten (10) Business Days from the date Supplier notifies HQ of the missing Samples, Supplier will use its reasonable efforts to find a solution acceptable to HQ and to Supplier to avoid the loss of the corresponding Plasma. If the Samples are missing and it can be established that this occurred while Supplier was responsible for them, then Supplier shall have ten (10) Business Days to attempt to locate them, and failing this, Supplier shall provide Replacement Products pursuant to Section 8.12 to this Agreement.

4.     For any Elevated Manufacturing Pools, a root cause analysis on these pools will be performed by Supplier and the liability for such pools shall be as follows:

(i)        if the Elevated Manufacturing Pool resulted from Supplier’s action or omission, including but not limited to failure to interdict higher titre units, wrong units interdicted, misreading results, or system failure, then Supplier shall provide Replacement Fractionation Products pursuant to Section 8.12 of the Agreement. The quantity of Replacement Fractionation Products from the Plasma rendered unusable shall be calculated as follows: the number of litres of Plasma destroyed multiplied by the year-to-date average yield from Plasma processed (excluding re-processed lots);

(ii)       if the destruction of the Elevated Manufacturing Pool is necessitated because of any action or omission by HQ, including but not limited to mislabelling, cross-contamination at collection, and Supplier provides sufficient evidence of this to HQ’s reasonable satisfaction, then HQ shall bear the loss;

With respect to both (i) and (ii) above, each Party agrees to provide the other with its corrective and preventive action report and all related information to permit a full review of the findings.

(iii)      [***]

***CONFIDENTIAL TREATMENT REQUESTED

[***]

TERM AND TERMINATION

HQ acknowledges that Plasma being processed by Supplier must be B19 tested. However, HQ reserves the right to terminate the portions of the Agreement relating to this Schedule I on one hundred and eighty (180) days written notice. In the event of such termination, HQ will assume responsibility for ensuring that B19 testing meets the requirements of the Plasma Protein Therapeutic Association.

TESTING

For each unit of Plasma shipped to Supplier, HQ will provide a Sample of processed whole blood in a PPT Vacutainer Tube. Supplier shall provide parvovirus B19 testing services for all Plasma shipped for fractionation. Testing will be done according to Supplier’s approved SOPs designed to remove high titre units to provide a Plasma pool that does not exceed [***] B19 units per mL, Interdiction of high titred plasma units will be based on the correlation of individual Sample disposition to plasma unit identifiers. No direct testing of individual plasma units shall occur.

POOLING

Supplier will resolve any high titre mini-pools to the high titre reactive Sample(s). Pooling will be conducted using the standard algorithm in place at the Supplier Facility for source plasma samples and in accordance with the Supplier SOPs provided to HQ.

TIMING

[***]

DATA MANAGEMENT / RESULTS

All interdicted high titre parvovirus B19 plasma units will be destroyed according to Supplier plasma destruction procedures that include destruction documentation, reconciliation and quality review that will be made available to HQ. Supplier will bear the costs of the plasma unit destruction. Supplier will not provide individual test results to HQ.

SAMPLES MANAGEMENT

Supplier shall not use Samples for any purposes other than B19 testing. Samples will be destroyed by Supplier, at its own cost, according to Supplier’s destruction procedure that includes destruction documentation, reconciliation and quality review.

***CONFIDENTIAL TREATMENT REQUESTED

SAMPLE SPECIFICATIONS

1.          The Sample shall be collected by HQ in a [***]

2.          Supplier will accept Samples of a minimum volume of [***] of centrifuged whole blood. However, if the plasma yield is less than a volume of [***] Supplier may not be able to test the Sample. This may result in the destruction of the Plasma unit.

3.          The Sample shall be labelled by HQ with a barcode label having the same unique numerical identifier as the corresponding plasma unit. The positioning and design of the Sample tube label will be handled as set forth in HQ SOP CLI-INS-051 Prélèvement des échantillons avec ou sans don de sang.

4.          The Sample shall be centrifuged by HQ [***] in order to separate the plasma from the cellular components.

5.          The Samples shall be handled following the temperature specifications as set forth in HQ SOPs LAB-INS-015 Traitement des échantillons and PCS-INS-044 Traitement des échantillons destinés au test du parvovirus B19, and as provided to Supplier.

SHIPPING LOGISTICS:

1.          Each Plasma unit consigned to Supplier must be accompanied by a Sample for B19 testing. Upon discovery of, at minimum, a missing Sample clamshell holder during receipt of shipments at Supplier, Supplier will immediately contact HQ Director, Fractionation Products by telephone and facsimile transmission as stated in subsection 23.4. HQ will have ten (10) Business Days to retrieve any missing Samples and ship any missing Samples. Such deviations to be reported back to HQ at the regular Fractionation Meetings.

2.          The Samples shall be packed in a clamshell holder. Samples shall be packed for shipment in the same quantity aggregates as the plasma units (i.e. if a carton of plasma contains 28 plasma units, the corresponding Sample clamshell shall contain 28 Samples). Each sample clamshell shall be labelled with the same numerical identifier as the corresponding plasma case. HQ shall supply the Sample clamshell holder material.

3.          Sample clamshells (up to 24) shall be packed into sample boxes. The sample box shall be labelled, the content and position which are described in HQ SOP LGP-INS-018 Envoi du plasma et des échantillons destinés au fractionnateur. Supplier shall provide the sample boxes.

4.          Plasma units and Samples shall be stored and pre-conditioned at -20°C or colder when consigned for pick up by Supplier as set forth in HQ SOP LGP-INS-018 Envoi du plasma et des échantillons destinés au fractionnateur.

5.          Samples for each Vendor Batch (Lot Number) will be shipped on the same stretch-wrapped pallet as the Plasma cases, packed in a separate carton on the top tier of cases and clearly identified as a Sample container.

***CONFIDENTIAL TREATMENT REQUESTED

6.          The shipping documents that will accompany each Vendor Batch (HQ Lot Number) are listed in HQ SOP LOP-INS-018 Envoi du plasma et des échantillons destinés au fractionnateur.

7.          If there is an issue with a Vendor Batch (HQ Lot Number) leading to the quarantine of the affected Vendor Batch for investigational or other purpose, only the affected Vendor Batch shall be affected (i.e. testing of other Vendor Batches remaining in the truck will not be delayed).

FEES

1.     Supplier may invoice HQ for the fees as set out below.

2.     On April 1 of each year during the Term of this Agreement, Supplier may, in its sole discretion, increase the fees for the testing up to the maximum of CPI over the previous calendar year. Supplier shall notify HQ in writing within forty-five (45) days of the start of each Agreement year of the proposed price change otherwise it shall be deemed that the current Agreement year prices will remain in effect for an additional year.

The total fee for the Testing Services shall be [***] per sample commencing April 1, 2008.

All invoices shall be submitted in duplicate to HQ to the attention of the Accounts Payable Department and each invoice shall:

(a)           reference the applicable Purchase Order if any and Agreement Number;

(b)           set out the details of the testing that are the subject of the invoice:

•      Supplier will invoice HQ 1/12th of the annual estimated cost based on the forecasted total number of Samples (base from litres forecast) in a Agreement year.

•      Supplier will report the total number of Samples tested by the Supplier Facility on each monthly invoice. On a quarterly basis, Supplier will prepare a report outlining the reasons for a Sample not tested or removed (low volume, high titre, etc.) for the regular Fractionation Meetings.

•      On a quarterly basis, a reconciliation of total actual Samples and the forecast volume will be completed with the difference either credited or debited through Supplier’s invoicing process.

(c)           set out the GST owing as a separate line item;

(d)           set out Supplier’s GST registration number; and

(e)           set out the PST (if applicable) owing as a separate line item.

VOLUME OF SAMPLES ADJUSTMENTS

A year-end reconciliation, to be conducted within thirty (30) days of the contract year-end, to determine the number of Samples processed versus forecast, will form the basis for any necessary correction in either direction. Payment terms will be Net 30 days.

***CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE “J” – KEY PERFORMANCE INDICATORS PROGRAM

Extended performance measurement program

1.        Objective:

The extended performance measurement program has been created to measure and document HQ’s supplier performance for different aspects related to Products with the goal of optimizating performance and ensuring maximum efficiency.

2.        Key Performance Indicators (KPI):

The extended performance measurement is based on four indicators :

a)    Delivery performance (20%)

b)    Product conformance (15%)

c)    Contract – partnership

1.     Regulatory documentation (15%)

2.     Inventory level (20%)

d)    Customer service (30%)

a)    Delivery performance (20%)

Delivery performance is based on three criteria:

•     Quantity;

•     Delivery date;

•     Documentation.

A global result is calculated based on the number of line items respecting all three criteria

Formula : Number of line items respecting all 3 criteria

Total number of line items

HQ has established a delivery objective of 98% or more on the monthly performance rating for Supplier.

The results compiled by criteria are, however, not in direct relation to the global result.

For each measurement criteria, there are three possibilities:

•     Respect;

•     Non-respect; or

•     Not received.

Respect : The criteria is considered as “in respect” if :

•     The criteria is respected;

•     HQ is notified of a change and if HQ is in acceptance of the change.

Non-respect : The criteria is considered as “non respect” if:

•     The criteria is not respected or is erroneous;

•     A change is not notified to HQ;

•     A change is notified to but not accepted by HQ for a delay within the same month.

Not received : The criteria is considered as “not received” if:

•     The criteria is not fulfilled in the current month;

•     A change is notified to but not accepted by HQ and which in consequence entails a delivery delay to a subsequent month.

Note: Any change that is affected within the Binding Forecast and is accepted by Parties is measured according to the established criteria based on the updated requirement.

Quantity criteria:

•      A line item delivered at ± 10% is considered as a “non-respect” if a change in quantity has not been confirmed to HQ fractionation department;

•      A pre-shipment notification must be provided to HQ prior to delivery, confirming the exact quantity/quantities to be shipped. Upon receipt, should the quantity for any line item differ from the quantity confirmed, the applicable line item will be considered as a “non-respect”;

•      If the total quantity for a line item will not be received in a single delivery and if the HQ fractionation department has accepted the split delivery, a new line item will be created to reflect the subsequent delivery and will in consequence be measured according to the updated information.

Delivery date criteria:

•      Supplier must supply a written pre-shipment notification confirming the precise delivery date for each line item. If the actual receipt date differs from the confirmed date, the applicable line item(s) will be considered as “non-respect”;

•      A line item which is delivered in a month other then the current month and for which HQ fractionation department has not accepted the schedule change, the line item will be considered as “not received”.

Documentation criteria:

•      The documentation criteria includes two types of documentation :

•    Pre-shipment notification

•    Documentation at the time of receipt

Pre-shipment notification:

•      Includes all necessary documentation required for the receipt and the Quality Assurance release for each line item. These documents are required by HQ minimum one (1) business day prior to the receipt. Any documentation containing erroneous information will constitute a ‘non-respect’.

•      Documentation requirements : Pre-shipment notification

•    Lot release letter issued by Health Canada (if applicable)*

•    Certificate of analysis*

Note: The lot release letter and the certificate of analysis is required only prior to the first receipt of any given lot to HQ.

Documentation at the time of receipt:

•      The packing slip must be included with the shipment and received by HQ at the time of receipt. If any pertinent information included therein is erroneous, the documentation criteria will be considered as ‘non-respect’.

•      For example:

•    HQ purchase order number & line item

•    HQ item number

•    Quantity

•    Expiry date

b)    Product conformance (15%)

Non-exhaustive list of elements to be measured (when applicable):

•      Integrity of packaging

•      Temperature excursion

•      Missing product

•      Labelling or printing issues (lot number, expiry date)

c)    Contract – Partnership

Regulatory documentation (15%)

Timely receipt of documentation pursuant to Section 12.4. Non-exhaustive list of elements to be measured (when applicable):

•      Notice of Supplemental/New drug Submission

•      Notice of compliance

•      Product Monographs

•      Health Canada Exit Notices

•      FDA 483

•      Recall/Withdrawal

•      Warning Letters

Inventory level (20%)

The respect of the Supplier Inventory level is evaluated for a security of supply and a customer service (availability of all formats of products) standpoint.

Method of calculation:

•      Monthly average of weekly level

•      Should the inventory level of a format fall below 50% of the target level during the month, Supplier will need to inform HQ, on the first working day following the end month, of the number of days that such product was under 50%.

•      The inventory performance rating for the month will be reduced by 2% per working day for each product at less than 50% of the target level during that month.

d)    Customer service (30%)

Timely response: Non-exhaustive list of elements to be measured (when applicable): 10%

•      Specific questions about product(s)

•      Questions of a general nature

•      Request for documentation or missing information

•      Complaints

•      Adverse event reporting

•      SAP management by the Supplier

Quality of information: Non-exhaustive list of elements to be measured (when applicable): 10%

•      Information received is clear and complete

•      Information received meets the request of HQ

•      Information received is accurate

Quality of support / service: non-exhaustive list of elements to be measured (when applicable): 10%

•      Accessibility of appropriate personnel

•      Pro activity

•      Responsiveness to HQ requests

3.        Evaluation

•      HQ evaluates each indicator/criterion on a scale from 20 % to 100% (with the exception of delivery performance and inventory level)

•    100% : Perfect performance

•    95% :   Good, consistent

•    80% :   Acceptable Effort, but should be more steadfast

•    60% :   Poor, negligent

•    20% :   Unacceptable

•      Each indicator/criterion is attributed a weighting (%).

HQ has determined an annual target of 96% for overall Supplier performance. An overall performance of is considered as:

Excellent performance: 96% +

The performance of the supplier largely and constantly exceeds all the criteria sets out in the stable products key performance indicators program.

Good performance: 90% - 95%

The supplier’s performance is good based on the criteria set out in stable products key performance indicators program. However, efforts are expected in order to improve results on a few criteria.

Improvements are required: Less than 90%:

The performance of the supplier is not meeting the objective(s) of the stable products key performance indicators program. Improvements are required on several criteria of the program.

4.        Reporting:

•      On a monthly basis, HQ will identify any incidents that were documented during the preceding month.

•      Supplier is encouraged to instate corrective action in order to improve performance rating for appropriate indicator/criterion.

•      A preliminary report will be presented to Supplier after the first 6 months.

•      A final report will be presented to Supplier at year end.